Exhibit 10.12

LOAN AND SECURITY AGREEMENT

By and Among

SOVEREIGN BANK

and

INFO LOGIX INC.

and

OPT ACQUISITION LLC

and

EMBEDDED TECHNOLOGIES, LLC

Dated: March 16, 2006

	4.1	Interest Payments on the Loans	15

	4.2	Principal Payments on the Line	15

	4.3	Principal and Interest Payments on the Term Loan	15

	4.4	Letter of Credit Fees	15

	4.5	Loan Fee	16

	4.6	Unused Fee	16

	4.7	Late Charge	16

	4.8	Termination of Line; Prepayment of Term Loan	16

	4.9	Payment Method	17

	4.10	Application of Payments	17

	4.11	Loan Account	17

	4.12	Indemnity; Loss of Margin	17

	4.13	LIBOR Indemnity	18

5.	SECURITY; COLLECTION OF RECEIVABLES AND PROCEEDS OF COLLATERAL		19

	5.1	Personal Property	19

	5.2	Surety	20

	5.3	General	20

	5.4	Collection of Receivables; Proceeds of Collateral	21

6.	REPRESENTATIONS AND WARRANTIES		21

	6.1	Valid Organization, Good Standing and Qualification	21

	6.2	Licenses	22

	6.3	Ownership Interests	22

	6.4	Subsidiaries	22

	6.5	Financial Statements	22

	6.6	No Material Adverse Change in Financial Condition	22

	6.7	Pending Litigation or Proceedings	22

	6.8	Due Authorization; No Legal Restrictions	22

	6.9	Enforceability	23

	6.10	No Default Under Other Obligations, Orders or Governmental Regulations	23

	6.11	Governmental Consents	23

	6.12	Taxes	23

	6.13	Title to Collateral	23

	6.14	Names; Addresses	23

	6.15	Current Compliance	24

	6.16	Pension Plans	24

	6.17	Leases and Contracts	24

	6.18	Intellectual Property	24

	6.19	Eligible Inventory Warranties	24

	6.20	Eligible Account Warranties	25

	6.21	Commercial Tort Claims	25

	6.22	Deposit Accounts	26

	6.23	Accuracy of Representations and Warranties	26

	6.24	Interrelatedness of Borrowers	26

7.	GENERAL COVENANTS		26

	7.1	Payment of Principal, Interest and Other Amounts Due	26

	7.2	Limitation on Sale and Leaseback	26

	7.3	Limitation on Indebtedness	26

	7.4	Investments and Loans	27

	7.5	Guaranties	27

	7.6	Disposition of Assets	27

	7.7	Merger; Consolidation; Business Acquisitions; Subsidiaries	27

7.8	Taxes; Claims for Labor and Materials	27

7.9	Liens	28

7.10	Existence; Approvals; Qualification; Business Operations; Compliance with Laws	28

7.11	Maintenance of Properties, Intellectual Property	29

7.12	Insurance	29

7.13	Inspections; Examinations	30

7.14	Default Under Other Indebtedness	31

7.15	Pension Plans	31

7.16	Bank of Account	31

7.17	Maintenance of Management	31

7.18	Amendment to Organizational or Governing Documents	31

7.19	Dividends	32

7.20	Transactions with Affiliates	32

7.21	Restrictions on Interest Transfer	32

7.22	Name; Address or State of Organization Change	32

7.23	Notices	33

7.24	Additional Documents and Future Actions	33

7.25	Title to Equipment	33

7.26	Accounts Receivable	33

7.27	Inventory	34

7.28	Material Adverse Contracts	34

7.29	Restrictions on Use of Proceeds	34

7.30	Commercial Tort Claims	35

7.31	Possessory Collateral	35

7.32	Electronic Chattel Paper	35

	7.33	Subordinated Indebtedness	35

8.	FINANCIAL COVENANTS		35

	8.1	Minimum Annual Net Income	35

	8.2	Minimum Quarterly Net Income	35

	8.3	Fixed Charge Coverage Ratio	36

	8.4	Capital Expenditures	36

	8.5	Changes to Financial Covenants	36

9.	ACCOUNTING RECORDS, REPORTS AND FINANCIAL STATEMENTS		36

	9.1	Annual Statements	36

	9.2	Projections and Cash Flow	36

	9.3	Monthly Statements	37

	9.4	Accounts Receivable and Accounts Payable Statements	37

	9.5	Inventory Certifications	37

	9.6	Borrowing Base Certifications and Related Documents	37

	9.7	Audit Reports	38

	9.8	Reports to Governmental Agencies and Other Creditors

	9.9	Compliance Certificates	38

	9.10	Accountant’s Certificate

	9.11	Borrower Tax Returns	38

	9.12	Guarantor’s Annual Statements	38

	9.13	Requested Information	38

10.	ENVIRONMENTAL REPRESENTATIONS AND COVENANTS		38

	10.1	Representations	38

	10.2	Real Property	39

	10.3	Covenant Regarding Compliance	39

	10.4	Notices	39

	10.5	Indemnity	39

	10.6	Testing	40

	10.7	Survival	40

11.	CONDITIONS OF CLOSING		40

	11.1	Loan Documents	40

	11.2	Representations and Warranties	40

	11.3	No Default	40

	11.4	Proceedings and Documents	41

	11.5	Waiver Agreements	41

	11.6	Delivery of Other Documents	41

	11.7	Undrawn Availability	42

	11.8	Non-Waiver of Rights	42

12.	CERTAIN CONDITIONS TO SUBSEQUENT ADVANCES		42

	12.1	Representations and Warranties	42

	12.2	No Default	42

	12.3	Other Requirements	42

13.	DEFAULT AND REMEDIES		42

	13.1	Events of Default	42

	13.2	Remedies	45

	13.3	Sale or Other Disposition of Collateral	45

	13.4	Actions with Respect to Accounts	46

	13.5	Set-Off	47

	13.6	Turnover of Property Held by Bank	48

	13.7	Delay or Omission Not Waiver	48

	13.8	Remedies Cumulative; Consents	48

	13.9	Certain Fees, Costs, Expenses, Expenditures and Indemnification	48

	13.10	Time is of the Essence	49

	13.11	Acknowledgement of Confession of Judgment Provisions	49

14.	COMMUNICATIONS AND NOTICES		50

	14.1	Communications and Notices	50

15.	WAIVERS		51

	15.1	Waivers	51

	15.2	Forbearance	51

	15.3	Limitation on Liability	51

16.	SUBMISSION TO JURISDICTION		52

	16.1	Submission to Jurisdiction	52

17.	USA PATRIOT ACT PROVISIONS		52

	17.1	USA Patriot Act Notice	52

	17.2	Collateral Provisions	52

	17.3	OFAC Compliance	52

18.	BORROWING AGENCY PROVISIONS		53

19.	MISCELLANEOUS		53

	19.1	Brokers	53

	19.2	Use of Bank’s Name	53

	19.3	No Joint Venture	53

	19.4	Survival	54

	19.5	No Assignment by Borrower	54

	19.6	Assignment or Sale by Bank	54

	19.7	Binding Effect	54

	19.8	Severability	54

	19.9	No Third Party Beneficiaries	54

	19.10	Modifications	54

19.11	Holidays	54

19.12	Law Governing	54

19.13	Integration	54

19.14	Exhibits and Schedules	55

19.15	Headings	55

19.16	Counterparts	55

19.17	Waiver of Right to Trial by Jury	55

19.18	Marketing Release	55

19.19	Credit Inquiries	55

19.20	Closing	55

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (the “Agreement”) is made effective the 16th day of March, 2006 by and among INFO LOGIX INC., a Delaware corporation (“Infologix”), OPT ACQUISITION LLC, a Pennsylvania limited liability company (“Optasia”), EMBEDDED TECHNOLOGIES, LLC, a Delaware limited liability company (“Embedded”) and SOVEREIGN BANK (“Bank”).  Infologix, Optasia and Embedded are referred to herein jointly, severally and collectively as “Borrowers” and each as a “Borrower”.

BACKGROUND

A.                                   Borrowers have requested that Bank extend certain credit facilities to Borrowers, which Bank is willing to do on the terms set forth herein.

B.                                     Capitalized terms used herein will have the meanings set forth therefor in Section 1 of this Agreement.

NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any extensions of credit now or hereafter made to or for the benefit of Borrowers by Bank, the parties hereto, intending to be legally bound hereby, agree as follows:

1.                                       DEFINITIONS.

1.1                                 Defined Terms.  The following words and phrases as used in capitalized form in this Agreement, whether in the singular or plural, shall have the meanings indicated:

(a)                                  “Adjusted EBITDA” means for any period, EBITDA for such period, minus taxes paid or due by Borrowers during such period, minus unfinanced Capital Expenditures of Borrowers for such period, minus dividends and distributions permitted under Section 7.19 and paid by Borrowers during such period, all as determined in accordance with GAAP on a consolidated basis.

(b)                                 “Advance” means any loan or extension of credit by Bank to any Borrower including, without limitation, Line Advances, the Term Loan and the undrawn face amount of any letter of credit issued by Bank or any Affiliate of Bank for the account of any Borrower.

(c)                                  “Affiliate”, as to any Person, means (i) each other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person in question and (ii) any person who is an officer, director, member, manager or partner of (A) such Person, (B) any Subsidiary of such Person, or (C) any Person described in the preceding clause (i).

(d)                                 “Bank” shall have the meaning given such term in the introductory paragraph of this Agreement and shall include all permitted successors and assigns of such Person.

(e)                                  “Bank Indebtedness” shall mean all obligations and Indebtedness of each Borrower to Bank or any Affiliate of Bank, whether now or hereafter owing or existing, including, without limitation, all obligations under the Loan Documents, all obligations to reimburse

Bank or any Affiliate of Bank for payments made by Bank or any such Affiliate pursuant to any letter of credit issued for the account or benefit of any Borrower by Bank or any Affiliate of Bank, all obligations to Bank or any Affiliate of Bank under any Hedging Agreements, all other obligations or undertakings now or hereafter made by or for the benefit of any Borrower to or for the benefit of Bank or any Affiliate of Bank under any other agreement, promissory note or undertaking now existing or hereafter entered into by any Borrower with Bank or any such Affiliate, including, without limitation, all obligations of any Borrower to Bank or any Affiliate of Bank under any guaranty or surety agreement and all obligations of each Borrower to immediately pay to Bank or any Affiliate of Bank the amount of any overdraft on any deposit account maintained with Bank or any Affiliate of Bank, together with all interest and other sums payable in connection with any of the foregoing.

(f)                                    “Borrower” and “Borrowers” shall have the meaning given such terms in the introductory paragraph of this Agreement and shall include all permitted successors and assigns of such Persons.

(g)                                 “Borrowing Agent” shall mean Infologix in its capacity as borrowing agent.

(h)                                 “Borrowing Base Amount” means, at any time, the sum of (i) an amount up to eighty-five percent (85%) of the amount of Infologix’s Eligible Receivables, plus (ii) the lesser of (A) the Inventory Sublimit and (B) an amount up to fifty percent (50%) of the Value of Infologix’s Eligible Inventory.

(i)                                     “Business Day” means any day except a Saturday, Sunday or other day on which banks in Philadelphia, Pennsylvania are authorized by law to close.

(j)                                     “Capital Expenditures” means any expenditure that would be classified as a capital expenditure on a statement of cash flow of Borrowers prepared in accordance with GAAP.

(k)                                  “Capitalized Leases” means all lease obligations which have been or should be, in accordance with GAAP, capitalized on the books of the lessee.

(l)                                     “Capitalized Lease Obligations” means all amounts payable with respect to a Capitalized Lease.

(m)                               “Collateral” shall have the meaning given such term in Section 5.6 of this Agreement.

(n)                                 “Contract Period” means the period of time commencing on the date hereof and continuing through and including March 15, 2009.

(o)                                 “Corporation” means a corporation, partnership, limited liability company, trust, unincorporated organization, association or joint stock company.

(p)                                 “Default” means any event which with the giving of notice, passage of time or both, would constitute an Event of Default.

(q)                                 “Default Rate” shall have the meaning given such term in Section  3.10 hereof.

(r)                                    “EBITDA” means, for any period, Net Income of Borrowers for such period, plus the aggregate amounts deducted in determining such Net Income in respect of (i) Interest Expense for such period, (ii)  income taxes for such period, (iii) depreciation for such period, and (iv) amortization for such period, all as determined in accordance with GAAP on a consolidated basis.

(s)                                  “Eligible Inventory” means inventory in the possession of Infologix consisting of finished goods in which Bank has a prior, perfected, first priority lien, which complies with the representations set forth in Section 6.19 and meets all specifications established by Bank, in its sole discretion, from time to time.  Eligible Inventory shall not include (i) work-in-process; (ii) inventory located at any location other than an Eligible Inventory Location; (iii) inventory which is in-transit, other than inventory in-transit to an Eligible Inventory Location the payment for which is being made with a merchandise letter of credit issued under this Agreement and with respect to which all original documents of title and other evidence of ownership and rights to possession and delivery have been delivered to Bank, with all necessary endorsements, (iv) inventory consisting of fuels; (v) inventory consisting of stores; (vi) obsolete, expired, slow-moving or unmerchantable inventory or inventory which is not in good condition or not currently usable or salable in the ordinary course of Infologix’s business as determined by Bank in its sole discretion; (vii) inventory consisting of finished goods which do not meet the specifications of the purchase order for which such inventory was produced; (viii) inventory consisting of packaging, shipping materials or supplies; (ix) inventory produced in violation of the Fair Labor Standards Act and subject to the so-called “hot goods” provision contained in Title 29 U.S.C. Section 215(a)(1); (x) inventory held by Infologix for a period in excess of one (1) year; (xi) inventory consisting of a controlled substance or substances for which Bank would need a license or permit to sell or dispose of; (xii) inventory located at a leased location, a warehouse location or a Permitted Processor Location unless Bank has received a Waiver Agreement in form and content satisfactory to Bank; (xiii) consigned inventory and (xiv) sample inventory or inventory held for demonstration purposes.  Infologix shall immediately notify Bank if any inventory previously scheduled, listed or referred to, in any statement or report by or on behalf of Infologix and upon which Borrowers are basing availability under the Line ceases to be Eligible Inventory.

(t)                                    “Eligible Inventory Location” means each of the locations listed on Schedule 1.1(t) hereof and each other location of which Infologix has advised Bank in writing and, if such location is a leased location, warehouse location or a processor location for which Bank has received a Waiver Agreement in form and content satisfactory to Bank.

(u)                                 “Eligible Receivables” means accounts receivable of Infologix in which Bank has a prior, perfected first priority lien, which have been outstanding no more than ninety (90) days from the original invoice date and no more than sixty (60) days from the original due date, are not subject to offset, deduction, counterclaim, discount, credit, charge back, freight claim, allowance or adjustment, comply with the representations set forth in Section 6.20 and meet all specifications established by Bank in its sole discretion from time to time.  Eligible Receivables shall not include: (i) non-trade receivables; (ii) accounts receivable owed by any Person whose corporate headquarters is located outside the United States of America or Canada other than those fully secured by a letter of credit issued by a financial institution acceptable to Bank in its sole discretion or covered by credit insurance acceptable to Bank in its sole discretion in each case assigned to Bank or with respect to which Bank has been named loss payee, as applicable; (iii) contra-accounts; (iv) intercompany accounts or accounts from other affiliated corporations, organizations or individuals; (v) accounts receivable from the United States government or any of its agencies which have not been assigned to Bank under the Assignment of Claims Act; (vi) finance charges; (vii) accounts receivable owed by a Person if fifty percent (50%) or more of such Person’s accounts receivable owed to Infologix have been outstanding more than ninety (90) days from the original invoice date or more than sixty (60) days from the original due date; (viii) accounts receivable of poor credit quality as determined by Bank in its sole discretion; (ix) that portion of accounts receivable concentrated in individual account debtors in excess of twenty percent (20%) (or in such other amounts or percentages as may be established by Bank from time to time) of all Eligible Receivables; (x) any account arising from guaranteed, pre-filed, progress-billed, consignment or retainage sales; (xi) any account receivable which is paid directly to a vendor or suppler of Infologix or paid to an escrow agent for full or partial payment to a vendor or supplier of Infologix; (xii) any account with respect to which the account debtor is located in a state which requires Infologix, as a precondition to commencing or maintaining an action in the courts of that state, either to (A) receive a certificate of authority to do business and be in good standing in such state; or (B) file a notice of business activities report or similar report with such state’s taxing authority, unless (I) Infologix has taken one of the actions described in clauses (A) or (B), (II) the failure to take one of the actions described in either clause (A) or (B) may be cured retroactively by such Borrower at its election, or (III) Infologix has proven, to Bank’s satisfaction, that it is exempt from any such requirements under any such state’s laws and (xiii) any account where the account debtor is a Sanctioned Person.  Infologix shall immediately notify Bank if any account receivable previously scheduled, listed or referred to in any certificate, statement or report by Borrowers and upon which Borrowers are basing availability under the Line ceases to be an Eligible Receivable.

(v)                                 “Embedded Wind-Down” the intended wind-down and cessation of all operations of Embedded.

(w)                               “Environmental Affiliate” means each Borrower, and any other Person for whom any Borrower at any time has any liability (contingent or otherwise) with respect to any claims arising out of the failure of such Borrower or such Person to comply with all applicable Environmental Requirements.

(x)                                   “Environmental Cleanup Site” shall mean any location which is listed or proposed for listing on the National Priorities List, on CERCLIS or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding or investigation related to or arising from any alleged violation of any Environmental Requirements.

(y)                                 “Environmental Consultants” has the meaning given such term in Section 10.6 hereof.

(z)                                   “Environmental Requirements” means any and all applicable federal, state or local laws, statutes, ordinances, regulations or standards, administrative or court orders or decrees, common law doctrines or private agreements, relating to (i) pollution or protection of the environment and natural resources, (ii) exposure of employees or other persons to Special Materials, (iii) protection of the public health and welfare from the effects of Special Materials and their products, by-products, wastes, emissions, discharges or releases, and (iv) regulation, licensing, approval or authorization of the manufacture, generation, use, formulation, packaging, labeling, transporting, distributing, handling, storing or disposing of any Special Materials.

(aa)                            “ERISA” has the meaning given such term in Section 6.16 hereof.

(bb)                          “Event of Default” means each of the events specified in Section 13.1.

(cc)                            “Excess Cash Flow” for any period means EBITDA for such period, minus Borrower’s Interest Expense paid during such period, minus, principal payments paid on Borrowers long-term Indebtedness and Capitalized Lease Obligations during such period, minus unfinanced Capital Expenditures of Borrowers for such period, minus taxes paid by Borrower during such period, minus dividends and distributions permitted by Section 7.19 hereof and paid by Borrowers during such period, all as determined in accordance with GAAP on a consolidated basis.

(dd)                          “Fixed Charge Coverage Ratio” means the ratio of Borrowers’ (a) Adjusted EBITDA for the twelve (12) month period ending on the applicable test date to (b) Fixed Charges.

(ee)                            “Fixed Charges” means the sum of (i) Borrowers’ Interest Expense for the twelve (12) month period ending on the applicable test date, plus (ii) principal payments due on Borrowers’ long-term Indebtedness and Capitalized Lease Obligations for the ensuing twelve (12) month period commencing on the applicable test date, all as determined in accordance with GAAP on a consolidated basis.

(ff)                                “GAAP” means generally accepted accounting principles in the United States of America, in effect from time to time, consistently applied and maintained.

(gg)                          “Good Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York and London, England are authorized by law to close.

(hh)                          “Guarantors” means, jointly, severally and collectively, Craig Wilensky, Richard Hodge and David Gulian.

(ii)                                  “Hedging Agreements” means any interest rate protection agreement, swap agreement (as defined in 11 U.S.C. § 101), foreign currency exchange agreement, commodity purchase or option agreement or other interest or exchange rate or commodity price hedging agreements between any Borrower and Bank or any Affiliate of Bank.

(jj)                                  “Indebtedness”, as applied to a Person, means:

(1)                                  all items (except items of capital stock or of surplus) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined;

(2)                                  to the extent not included in the foregoing, all indebtedness, obligations, and liabilities secured by any mortgage, pledge, lien, conditional sale or other title retention agreement or other security interest to which any property or asset owned or held by such Person is subject, whether or not the indebtedness, obligations or liabilities secured thereby shall have been assumed by such Person; and
(3)                                  to the extent not included in the foregoing, all indebtedness, obligations and liabilities of others which such Person has directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), sold with recourse, or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.

(kk)                            “Interest Expense”, as applied to Borrowers, means for any period, the amount of interest paid or due on Indebtedness by Borrowers for such period, determined in accordance with GAAP.

(ll)                                  “Inventory Sublimit” means an amount up to One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00).

(mm)                      “IP Security Agreement” means that certain Intellectual Property Security Agreement executed by each of the Borrowers in favor of Bank dated of even date herewith.

(nn)                          “Letter of Credit Sublimit” means an amount up to Five Hundred Thousand Dollars ($500,000.00).

(oo)                          “LIBOR Based Rate” means the LIBOR Rate, plus the LIBOR Rate Margin.

(pp)                          “LIBOR Rate” means, for any proposed or existing LIBOR Rate Advances, the rate of interest for the applicable Rate Period which is determined by Bank to be the rate per annum obtained by dividing (the resulting quotient to be rounded upward to the nearest 1/100 of 1%) (i) the rate of interest estimated in good faith by Bank in accordance with its usual procedures (which determination shall be conclusive) to be the average of the rates per annum for deposits in United States dollars offered to major money center banks in the London interbank market at approximately 11:00 a.m., London time, two (2) Good Business Days prior to the first day of such Rate Period in amounts comparable to such portion (or, if there are no such comparable amounts actively traded, the smallest amounts actively traded) and have maturities comparable to such Rate Period, by (ii) a number equal to 1.00 minus the LIBOR Rate Reserve Percentage for such day.

(qq)                          “LIBOR Rate Advance” means any Advance accruing interest at the LIBOR Based Rate.

(rr)                                “LIBOR Rate Margin” means 287.5 basis points.

(ss)                            “LIBOR Rate Notification” means an irrevocable written notice in form acceptable to Bank requesting the LIBOR Based Rate, which notice must be provided to Bank prior to 10:00 a.m. Philadelphia time on a Business Day which is at least three (3) Good Business Days prior to the date on which such rate is requested to take effect, specifying:

(1)                                  the principal amount which is to accrue interest at such rate;
(2)                                  the date on which such rate is to take effect and the Rate Period; and
(3)                                  whether such principal amount is a new advance, a conversion from another interest rate or a renewal of another interest rate.

(tt)                                “LIBOR Rate Reserve Percentage” for any day shall mean the percentage (rounded upward to the nearest 1/100 of 1%), as determined in good faith by Bank (which determination shall be conclusive) as representing for such day the maximum effective reserve requirement (including without limitation supplemental, marginal and emergency requirements) for member banks of the federal reserve system with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities”) of any maturity.  Each LIBOR Based Rate shall be adjusted automatically as of the effective date of any change in the LIBOR Rate Reserve Percentage.

(uu)                          “Line” shall have the meaning given such term in Section 2.1 hereof.

(vv)                          “Line Advances” shall mean all Advances under the Line.

(ww)                      “Line Note” shall have the meaning given such term in Section 2.1 hereof.

(xx)                              “Loan Account” has the meaning given such term in Section 4.11 hereof.

(yy)                          “Loan Documents” means this Agreement, the Notes, the Surety Agreements, the Subordination Agreements, all Hedging Agreements and all other documents, executed or delivered by any Borrower or any other Person pursuant to this Agreement or in connection herewith, as they may be amended, modified or restated from time to time.

(zz)                              “Loans” means, collectively, the Line and the Term Loan.

(aaa)                      “Material Adverse Effect” means a material adverse effect, as determined by Bank in its sole discretion (i) on the business, operations, assets, management, liabilities or condition of any Borrower or any Guarantor, (ii) in the value of or the perfection or priority of Bank’s lien upon the Collateral, or (iii) in the ability of any Borrower or any Guarantor to perform its obligations under the Loan Documents

(bbb)                   “Maximum Line Amount” means an amount up to Eight Million Dollars ($8,000,000.00).

(ccc)                      “Net Income” means income (or loss) of Borrowers after income and franchise taxes and shall have the meaning given such term by GAAP, provided that there shall be specifically excluded therefrom (i) gains or losses from the sale of capital assets, (ii) net income of any Person in which any Borrower has an ownership interest, unless received by such Borrower in a cash distribution, and (iii) any gains arising from extraordinary items, all as determined in accordance with GAAP on a consolidated basis.

(ddd)                   “Notes” means, collectively, the Line Note.

(eee)                      “OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

(fff)                            “Out-Of-Formula Advance” means the amount by which (a) the sum of (i) the then outstanding Line Advances, plus (ii) the face amount of all outstanding Letters of Credit exceeds (b) the Borrowing Base Amount, subject to such restrictions on Advances as are set forth in this Agreement.

(ggg)                   “PBGC” has the meaning given such term in Section 6.16 below.

(hhh)                   “Permitted Processor Location” means (a) 750 Ensminger Road, Suite 106, Tonawanda, New York 14150 (occupied by Power-Up Manufacturing, Inc.) and (b) 140 Constitution  Blvd. Franklin, MA (occupied by Jaco, Inc.).

(iii)                               “Person” means an individual, a Corporation or a government or any agency or subdivision thereof, or any other entity.

(jjj)                               “Plan” has the meaning given such term in Section 6.16 below.

(kkk)                      “Prime Based Line Rate” means the Prime Rate, plus the Prime Rate Line Margin (such interest rate to change immediately upon any change in the Prime Rate).

(lll)                               “Prime Based Term Rate” means the Prime Rate, plus the Prime Rate Term Margin (such rate to change immediately upon any change in the Prime Rate).

(mmm)             “Prime Rate” means the annual interest rate established from time to time by Bank and generally known by Bank as its “prime rate”, whether published by it publicly or only for the internal guidance of its loan officers, which rate is used merely as a pricing index and is not and should not be considered to represent the lowest or best rate available to a borrower.

(nnn)                   “Prime Rate Advance” means any Advance accruing interest at the Prime Based Line Rate or the Prime Based Term Rate.

(ooo)                   “Prime Rate Line Margin” means 12.5 basis points.

(ppp)                   “Prime Rate Term Margin” means 200 basis points

(qqq)                   “Rate Period” means, for any principal portion of the Line for which Borrowing Agent elects the LIBOR Based Rate, the period of time for which such rate shall apply to such principal portion.

(rrr)                            “Real Property” had the meaning given such term in Section 10.2 below.

(sss)                      “Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time.

(ttt)                            “Sanctioned Person” shall mean (i) a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

(uuu)                   “Special Materials” means any and all materials which, under Environmental Requirements, require special handling in use, generation, collection, storage, treatment or disposal, or payment of costs associated with responding to the lawful directives of any court or agency of competent jurisdiction.  Special Materials shall include, without limitation:  (i) any flammable substance, explosive, radioactive material, hazardous material, hazardous waste, toxic substance, solid waste, pollutant, contaminant or any related material, raw material, substance, product or by-product of any substance specified in or regulated or otherwise affected by any Environmental Requirements (including but not limited to any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended or any similar state or local law), (ii) any toxic chemical or other substance from or related to industrial, commercial or institutional activities, and (iii) asbestos, gasoline, diesel fuel, motor oil, waste and used oil, heating oil and other petroleum products or compounds, polychlorinated biphenyls, radon, urea formaldehyde and lead-containing materials.

(vvv)                   “Subordinated Indebtedness” means, collectively, that certain Indebtedness of Borrowers owed to Cosmo DeNicola in the principal amount of Two Hundred Thousand Dollars ($200,000.00), that certain Indebtedness of Borrowers owed to Albert Ciardi, Jr. in the principal amount of Two Hundred Thousand Dollars ($200,000.00), that certain Indebtedness of  Infologix owed to Cosmo DeNicola in the principal amount of One Hundred Forty-Seven Thousand Dollars ($147,000.00), that certain Indebtedness of Infologix owed to Albert Ciardi, Jr. in the principal amount of One Hundred Sixty-Five Thousand Dollars ($165,000.00), that certain Indebtedness of Infologix owed to David Gulian in the principal amount of Twenty-Nine Thousand Three Hundred Thirty-Four Dollars ($29,344.00), that certain Indebtedness of Infologix owed to Craig Wilensky in the principal amount of Twenty-Nine Thousand Three Hundred Thirty-Three Dollars ($29,333.00) and that certain Indebtedness of Infologix owed to Richard Hodge in the principal amount of Twenty-Nine Thousand Three Hundred Thirty-Three Dollars ($29,333.00) evidenced by the Subordinated Notes, which Indebtedness must at all times be fully subordinated to all Bank Indebtedness on terms acceptable to Bank in its sole discretion.

(www)             “Subordinated Note” means, collectively, that certain promissory note executed by Borrowers in favor of Cosmo DeNicola in the face amount of Two Hundred Thousand Dollars ($200,000.00) dated March 29, 2005, that certain promissory note executed by Borrowers in favor of Albert Ciardi, Jr. in the face amount of Two Hundred Thousand Dollars

($200,000.00) dated March 29, 2005, that certain promissory note executed by Infologix in favor of Cosmo DeNicola in the face amount of One Hundred Sixty-Five Thousand Dollars ($165,000.00) dated November 16, 2001, that certain promissory note executed by Infologix in favor of Albert Ciardi, Jr. in the face amount of One Hundred Sixty-Five Thousand Dollars ($165,000.00) dated November 16, 2001, that certain promissory note executed by Infologix in favor of David Gulian in the face amount of Forty Thousand Dollars ($40,000.00) dated November 16, 2001, that certain promissory note executed by Infologix in favor of Richard Hodge in the face amount of Forty Thousand Dollars ($40,000.00) dated November 16, 2001 and that certain promissory note executed by Infologix in favor of Craig Wilensky in the face amount of Forty Thousand Dollars ($40,000.00) dated November 16, 2001.

(xxx)                         “Subordination Agreements” means, collectively, that certain Subordination Agreement by and among Borrowers, Bank and Cosmo DeNicola dated of even date herewith, that certain Subordination Agreement by and among Borrowers, Bank and Albert Ciardi, Jr. dated of even date herewith, that certain Subordination Agreement by and among Infologix, Bank and David Gulian dated of even date herewith, that certain Subordination Agreement by and among Infologix, Bank and Richard Hodge dated of even date herewith and that certain Subordination Agreement by and among Infologix, Bank and Craig Wilensky dated of even date herewith.

(yyy)                   “Subsidiary” means a Corporation (i) which is organized under the laws of the United States or any State thereof, or any other county or jurisdiction, (ii) which conducts substantially all of its business and has substantially all of its assets within the United States and (iii) of which more than fifty percent (50%) of its outstanding voting stock of every class (or other voting equity interest) is owned by any Borrower or one or more of their Subsidiaries.

(zzz)                         “Surety Agreements” shall have the meaning given such term in Section  5.2 hereof.

(aaaa)                “Term Loan” shall have the meaning given such term in Section 2.2 hereof.

(bbbb)            “Term Note” shall have the meaning given such term in Section 2.2 hereof.

(cccc)                “Undrawn Availability” at a particular date shall mean an amount equal to (i) the lesser of (A) the Borrowing Base Amount or (B) the Maximum Line Amount, minus (ii) the sum of (A) the outstanding amount of Advances under the Line, plus (B) the face amount of all outstanding Letters of Credit, plus (C) all amounts due and owing to each Borrower’s trade creditors which are outstanding beyond normal trade terms.

(dddd)            “Value” means, with respect to Eligible Inventory, the lower of cost (determined on a first-in-first-out basis) or market value, exclusive of any transportation, processing or handling charges.

(eeee)                “Waiver Agreement” means an agreement in form and content satisfactory to Bank in its sole discretion executed by a landlord of a leased location of a Borrower a warehouseman of a warehouse location of a Borrower or processor of Borrower’s inventory pursuant to which, inter alia, such landlord, warehouseman or processor waives any and all rights against any

Collateral at such location, permits Bank access to such location for the purpose of selling and taking possession of any Collateral at such location, waives any right of set-off or counterclaim against sums owed to any Borrower and contains such other terms and provisions as Bank may reasonably require.

1.2                                 Accounting Terms.  As used in this Agreement, or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined elsewhere in this Agreement shall have the respective meanings given to them under GAAP.

1.3                                 UCC Terms.  All terms used herein and defined in the Uniform Commercial Code as in effect in the Commonwealth of Pennsylvania from time to time shall have the meanings given therein unless otherwise defined herein.

2.                                       THE LINE; TERM LOAN; USE OF PROCEEDS.

2.1                                 Line of Credit.  Bank will establish for Borrowers for and during the Contract Period, subject to the terms and conditions hereof, a revolving line of credit (the “Line”) pursuant to which Bank will from time to time make Advances to Borrowers in an aggregate amount not exceeding at any time the lesser of:  (a) the Borrowing Base Amount or (b) the Maximum Line Amount.  Bank, in its sole discretion, may from time to time (x) establish certain reserves against Eligible Receivables or Eligible Inventory (including, without limitation, a dilution reserve) and/or (y) increase or decrease the advance rates contained in the Borrowing Base Amount.  Borrowers consent to any such implementation of reserves or increase or decrease of advance rates and acknowledge that Bank’s decrease of advance rates or implementation of reserves may limit or restrict Advances available to Borrowers.  Within the limitations set forth above, Borrowers may borrow, repay and reborrow under the Line.  The Line shall be subject to all terms and conditions set forth in all of the Loan Documents, which terms and conditions are incorporated herein.  Borrowers’ obligation to repay Line Advances shall be evidenced by Borrowers’ promissory note (the “Line Note”) in the face amount of Eight Million Dollars ($8,000,000.00), which shall be in the form attached hereto as Exhibit “A”, with the blanks appropriately filled in.

2.2                                 Term Loan.  Bank shall lend to Borrowers and Borrowers shall borrow from Bank the aggregate amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) (the “Term Loan”).  Borrowers’ obligation to repay the Term Loan shall be evidenced by Borrowers’ promissory note (the “Term Note”) in the face amount of One Million Five Hundred Thousand Dollars ($1,500,000.00), which shall be in the form of Exhibit “B”, with the blanks appropriately filled in.

2.3                                 Use of Proceeds.  Borrowers agree to use Advances to refinance obligations of Borrowers to Silicon Valley Bank and for proper working capital purposes.

2.4                                 Method of Advances.

(a)                                  Line Advances.  On any Business Day, Borrowing Agent may request a Line Advance by delivering to the bank officer designated by Bank no later than 12:00 (noon) Philadelphia time on the Business Day such Advance is requested to be funded (or if Borrowing Agent is requesting a LIBOR Rate Advance by 11:00 A.M., London time, three (3) Good Business Days prior to the first day of the selected Rate Period) a written request for a Line Advance and a completed and executed borrowing base certificate together with such collateral and back-up documentation as Bank may from time to time require (and if Borrowing Agent is requesting a LIBOR Rate Advance, such request shall include a LIBOR Rate Notification).  Each request for an Advance under the Line shall be signed by one of Todd Mallon, Cosmo DeNicola or David Gulian and shall be conclusively presumed to be made by a Person authorized by Borrowers to do so and, once received by Bank, shall be deemed irrevocable.  Availability for Advances shall be based upon the most recent accounts receivable aging report required pursuant to Section  9.5 hereof and the most recent inventory certification required pursuant to Section  9.6 hereof, unless more frequent reports are required by Bank.

(b)                                 Term Loan Advance.  The entire principal amount of the Term Loan shall be advanced on the date hereof.

(c)                                  Funding of Advances.  Subject to the terms and conditions of this Agreement, Bank may make the proceeds of an Advance available to Borrowers by crediting such proceeds to any Borrowers’ deposit account with Bank.

2.5                                 Letters of Credit.  Bank, at its sole discretion, may issue for the account of any Borrower merchandise and standby letters of credit in form and content satisfactory to Bank, at its sole discretion, with a term not to exceed the earlier to occur of (a) one hundred twenty (120) days (for merchandise letters of credit), (b) twelve (12) months (for standby letters of credit), or (c)  the last day of the Contract Period.  Notwithstanding the foregoing, at no time shall the (i) aggregate face amount of all outstanding letters of credit issued under the Line exceed the Letter of Credit Sublimit; and (ii) principal balance of the Line, plus the aggregate face amount of all outstanding letters of credit issued under the Line, exceed the lesser of the (A) Borrowing Base Amount or (B) Maximum Line Amount.  In addition, no letter of credit issued under this Agreement shall have any “evergreen” or other automatic renewal provisions.

Borrowers will execute a letter of credit application and letter of credit agreement, and such other documents as may be required by Bank in connection with the issuance of letters of credit hereunder.  The outstanding face amount of all letters of credit issued by Bank pursuant hereto will reduce Borrowers’ ability to borrow under the Line as if such face amount were a Line Advance.  In the event that Bank pays any sums due pursuant to such letters of credit for any reason, such payment shall be deemed to be a Line Advance under the Line repayable by Borrowers pursuant to the terms hereof.

In the event that the Line is terminated for any reason or demand is made thereunder, Borrowers will deposit with Bank an amount equal to one hundred five percent (105%) of the face amount of all letters of credit then outstanding which have been issued hereunder, plus all fees related thereto or to accrue thereunder.  Such funds will be held by Bank as cash collateral to secure the Bank Indebtedness.

Borrowers hereby assume all risks of the acts or omissions of Bank and any beneficiary of any letter of credit issued by Bank.  Without limiting the generality of the foregoing, Borrowers hereby indemnify and hold harmless Bank and any Affiliate, shareholder, officer, director, official, agent, employee and attorney of Bank and any of their respective heirs, executors, administrators, successors and assigns (collectively, for this paragraph, the “Indemnitees”) from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever by reason of or in connection with the execution and delivery or transfer of, or payment or failure to pay under, any letter of credit issued by Bank or any Indemnitee entering into any transaction described herein provided, however, the Borrowers shall not be required to indemnify any Indemnitee for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the willful misconduct or gross negligence of such Indemnitee.

3.                                       INTEREST RATE.

3.1                                 Interest on the Line.  Interest on outstanding Line Advances will accrue from the date of advance until final payment thereof at the rate per annum which is one of the two (2) interest rates options set forth below, subject to the restrictions and in accordance with the procedures set forth in this Agreement:

(a)                                  the LIBOR Based Rate; or

(b)                                 the Prime Based Line Rate.

3.2                                 Interest on the Term Loan.  Interest on the entire outstanding principal balance of the Term Loan will accrue at rate per annum which is equal to the Prime Based Term Rate.

3.3                                 Request for LIBOR Rate.  If Borrowers desire that all or part of the Line Advances accrue interest at the LIBOR Based Rate, Borrowing Agent shall give Bank a LIBOR Rate Notification.  Upon delivery of a LIBOR Rate Notification, that portion of the principal balance outstanding under the Line identified in such LIBOR Rate Notification shall accrue interest at the LIBOR Based Rate as follows:  (a) with respect to the principal amount of any new Line Advance from the date of such Advance until the end of the Rate Period specified in such LIBOR Rate Notification; and/or (b) with respect to all or any portion of Line Advances outstanding and accruing interest at another LIBOR Based Rate at the time of the LIBOR Rate Notification related to such Advances, from the expiration of the then current Rate Period related to such Advances until the end of the Rate Period specified in such LIBOR Rate Notification; and/or (c) with respect to all or any portion of the Line Advances outstanding and accruing interest at the Prime Based Rate at the time of the LIBOR Rate Notification related to such Advances, from the date set forth in such LIBOR Rate Notification until the end of the Rate Period specified in such LIBOR Rate Notification.

3.4                                 Certain Provisions Regarding LIBOR Rates.  Borrowers understand and agree that:  (a) subject to the provisions of this Agreement, the LIBOR Based Rate may apply simultaneously to different portions of the outstanding principal of the Line; (b) the LIBOR Based Rate may apply simultaneously to various portions of the outstanding principal of the Line for various Rate Periods; (c) the Rate Periods for the LIBOR Based Rate shall be either one (1), two (2), or three (3) months; (d) the LIBOR Based Rate applicable to any portion of the outstanding principal of the Line may be different from the LIBOR Based Rate applicable to any other portion of the outstanding principal of the Line; (e) individual portions of the Line accruing interest at the LIBOR Based Rate must be in amounts of at least Five Hundred Thousand Dollars ($500,000.00) each and in increments of One Hundred Thousand Dollars ($100,000.00); and (f) the LIBOR Based Rate shall not be available at any time during the continuation of an Event of Default.

3.5                                 Prime Based Rate Fall Back.  After expiration of any Rate Period, any principal portion of the Line corresponding to such Rate Period which has not been converted or renewed in accordance with the terms of this Agreement shall accrue interest automatically at the Prime Based Rate from the date of expiration of such Rate Period until paid in full, unless and until receipt by Bank of a request for another interest rate in accordance with the terms of this Agreement.

3.6                                 LIBOR Based Rate Borrowings.  No more than three (3) separate borrowings in the aggregate accruing interest at the LIBOR Based Rate may be outstanding at any one time under the Line.   If at any time Borrowers elect the LIBOR Based Rate as the applicable rate of interest for the Term Loan, such rate shall be applicable to the entire principal balance of the Term Loan.

3.7                                 LIBOR Unlawful.  In the event that, as a result of any changes in applicable law or regulation or the interpretation thereof, it becomes unlawful for Bank to maintain or fund any Advance at the LIBOR Based Rate, then Bank shall immediately notify Borrowing Agent thereof and Bank’s obligation to make, convert to, or maintain any Advance at the LIBOR Based Rate shall be suspended until such time as Bank may again cause the LIBOR Based Rate to be applicable and, until such time, Advances subject to the LIBOR Based Rate shall accrue interest at the Prime Based Rate.  Promptly after becoming aware that it is no longer unlawful for Bank to maintain or fund Advances at the LIBOR Based Rate, Bank shall notify Borrowing Agent thereof and such suspension shall cease to exist.

3.8                                 LIBOR Based Rate Unascertainable or Unavailable.  If, at any time, Bank in good faith shall determine (which determination shall be conclusive) that the LIBOR Based Rate is unavailable or adequate means for ascertaining the LIBOR Based Rate do not exist, Bank shall promptly notify Borrowing Agent of such determination.  Upon such determination, the right of Borrowing Agent to select, maintain and/or convert to the LIBOR Based Rate shall be suspended until notice from Bank that the LIBOR Based Rate is again available or ascertainable and, until such time, all outstanding Advances under the Line and the Term Loan shall accrue interest at the Prime Based Rate.

3.9                                 Default Interest.  Interest will accrue on the principal balance of each of the Loans after the occurrence of an Event of Default or expiration of the Contract Period at a rate which is three percent (3%) in excess of the applicable rate of interest in effect for such Loan from time to time (the “Default Rate”).

3.10                           Post Judgment Interest.  Any judgment obtained for sums due hereunder or under the Loan Documents will accrue interest at the applicable default rate set forth above until paid.

3.11                           Calculation.  Interest will be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.

3.12                           Limitation of Interest to Maximum Lawful Rate.  In no event will the rate of interest payable hereunder exceed the maximum rate of interest permitted to be charged by applicable law (including the choice of law rules) and any interest paid in excess of the permitted rate will be refunded to Borrowers.  Such refund will be made by application of the excessive amount of interest paid against any sums outstanding hereunder and will be applied in such order as Bank may determine.  If the excessive amount of interest paid exceeds the sums outstanding, the portion exceeding the sums outstanding will be refunded in cash by Bank.  Any such crediting or refunding will not cure or waive any default by Borrowers.  Borrowers agree, however, that in determining whether or not any interest payable hereunder exceeds the highest rate permitted by law, any non-principal payment, including without limitation prepayment fees and late charges, will be deemed to the extent permitted by law to be an expense, fee, premium or penalty rather than interest.

4.                                       PAYMENTS AND FEES.

4.1                                 Interest Payments on the Loans.  Borrowers will pay interest on outstanding (a) Prime Rate Advances monthly in arrears on the first day of each calendar month commencing the first day of the first calendar month following the date hereof and (b) LIBOR Rate Advances monthly in arrears on the first day of each calendar month commencing the first day of the first calendar month following the date hereof and on the last day of each Rate Period.

4.2                                 Principal Payments on the Line.  Borrowers will pay the outstanding Advances under the Line, together with any accrued and unpaid interest thereon, and any other sums due pursuant to the terms hereof, ON DEMAND after the occurrence of an Event of Default or after expiration of the Contract Period.  If any Out-Of-Formula Advance arises or exists under the Line for any reason whatsoever, including inventory or accounts becoming ineligible, Bank decreasing advance rates or Bank establishing reserves, Borrowers will repay such Out-Of-Formula Advance immediately, without demand.

4.3                                 Principal and Interest Payments on the Term Loan.

(a)                                  Monthly Payment.  Borrowers will pay the principal of the Term Loan in thirty-five (35) equal and consecutive monthly installments of Forty-One Thousand Six Hundred Sixty-Six and 66/100 Dollars ($41,666.66) each, on the first day of each calendar month commencing on April 1, 2006, and in one (1) final payment of the remaining principal balance, plus all accrued and unpaid interest thereon on March 14, 2009.

(b)                                 Excess Cash Flow.  In addition to the monthly Term Loan payments required by the foregoing subsection (a), at Bank’s option, Borrower shall pay to Bank, on an annual basis contemporaneously with its delivery of the financial statements required by Section 9.1 hereof and in any event no later than ninety (90) days after the end of each fiscal year of Borrower, an amount equal to fifteen percent (15%) of Excess Cash Flow for the immediately preceding fiscal year, which payment shall be applied to the regularly scheduled payments of the Term Loan in the inverse order in which they are due.

4.4                                 Letter of Credit Fees.  For each issuance or renewal of a documentary letter of credit, Borrowers will pay to Bank an issuance or renewal fee in an amount equal to .375% of the face amount of such merchandise letter of credit for each ninety (90) day period or portion thereof during which each such letter of credit is outstanding, payable coincident with and as a condition of the issuance or renewal of such merchandise letter of credit.  For each issuance or renewal of a standby letter of credit hereunder, Borrowers will pay to Bank an issuance or renewal fee in an amount equal to 2.875% per annum of the face amount of such standby letter of credit, payable coincident with and as a condition of the issuance or renewal of such standby letter of credit.  In addition, Borrowers shall pay such other fees and charges in connection with each merchandise and standby letter of credit as may be customarily charged by Bank.  Such fees shall be computed on the basis of a year of 360 days.

4.5                                 Loan Fee.  In consideration of Bank’s agreements contained herein, Borrowers shall pay to Bank a loan fee in the amount of Twenty-Seven Thousand Five Hundred Dollars ($27,500.00), which fee may be charged as a Line Advance or charged to any bank account of Borrowers maintained with Bank.  The foregoing fee has been fully earned as of the date hereof and shall be paid as follows:  (a) Thirteen Thousand Seven Hundred Fifty Dollars ($13,750.00) on the date hereof and (b) Thirteen Thousand Seven Hundred Fifty Dollars ($13,750.00) on the earlier of (i) September 11, 2006 and (ii) the occurrence of any Event of Default hereunder and demand for payment thereof by Bank.

4.6                                 Unused Fee.  So long as the Line is outstanding and has not been terminated, and the Bank Indebtedness has not been satisfied in full, Borrowers shall unconditionally pay to Bank a fee equal to ..25% per annum of the daily unused portion of the Line (which shall be calculated as the difference between the Maximum Line Amount, minus the average outstanding principal balance of cash advances under the Line for the applicable month), which fee shall be computed on a monthly basis in arrears and shall be due and payable on the first day of each month commencing on the first day of the first full month after the date hereof.

4.7                                 Late Charge.  In the event that Borrowers fail to pay any principal, interest or other fees or expenses payable hereunder for a period of at least fifteen (15) days after any such payment is first due, in addition to paying such sums, Borrowers will pay to Bank a late charge equal to five percent (5%) of such past due payment as compensation for the expenses incident to such past due payment.

4.8                                 Termination of Line; Prepayment of Term Loan.

(a)                                  Right to Terminate.  Borrowers may terminate the Line upon ninety (90) days prior written notice to Bank.

(b)                                 Termination Fee.  In the event that (i) the Line is terminated by Borrowers for any reason, including without limitation prepayment or refinancing of the Line with another lender or from any other source, or (ii) an Event of Default occurs and the Line is terminated, Borrowers shall pay to Bank a termination fee calculated as follows:

(1)                                  if the termination date is on or prior to the first anniversary of the date hereof, the termination fee will be equal to one percent (1%) of the sum of the (i) Maximum Line Amount, plus (ii) the outstanding principal balance of the Term Loan; and
(2)                                  if the termination date is after the first anniversary of the date hereof but on or prior to the second anniversary of the date hereof, the termination fee will be equal to .5 percent (.5%) of the sum of the (i) Maximum Line Amount, plus (ii) the outstanding principal balance of the Term Loan.

If Borrowers request an extension of the Contract Period, Bank reserves the right, inter alia, to amend the termination fees for subsequent periods as a condition of any extension of the Line, together with such other conditions as Bank shall require.

In the event Bank exercises its right to accelerate payments under the Term Loan following an Event of Default or otherwise, any tender of payment of the amount necessary to repay all or part of the Term Loan made thereafter at any time by Borrowers, their successors or assigns, or by anyone on behalf of Borrowers and any receipt by Bank of proceeds of Collateral in payment of the Term Loan shall be deemed to be a voluntary prepayment and in connection therewith Bank shall be entitled to receive the premium required to be paid under the foregoing prepayment restrictions.

(c)                                  Term Loan Co-Terminus with Line.  In the event the Line is terminated for any reason including, without limitation, as a result of an Event of Default, expiration of the Contract Period, pre-payment by Borrowers or otherwise, the entire outstanding principal balance of each of the Term Loan, together with any accrued and unpaid interest thereon and any other sums due pursuant to the terms hereof shall be due and payable immediately.

4.9                                 Payment Method.  Borrowers irrevocably authorize Bank to debit all payments required to be made by Borrowers hereunder or under any of the Loans on the date due from any deposit account maintained by any Borrower with Bank or to charge any or all of such payments as a Line Advance.  Otherwise, Borrowers will be obligated to make such payments directly to Bank.  All payments are to be made in immediately available funds.  If Bank accepts payment in any other form, such payment shall not be deemed to have been made until the funds comprising such payment have actually been received by or made available to Bank.

4.10                           Application of Payments.  Any and all payments on account of any of the Loans will be applied to accrued and unpaid interest, outstanding principal and other sums due hereunder or under the Loan Documents, in such order as Bank, in its discretion, elects.  If Borrowers make a payment or payments and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, or any other person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the obligations or part thereof hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

4.11                           Loan Account.  Bank will open and maintain on its books a loan account (the “Loan Account”) with respect to Advances made, repayments, prepayments, the computation and payment of interest and fees and the computation and final payment of all other amounts due and sums paid to Bank under this Agreement.  Except in the case of demonstrable error in computation, the Loan Account will be conclusive and binding on Borrowers as to the amount at any time due to Bank from any Borrower under this Agreement.

4.12                           Indemnity; Loss of Margin.  Borrowers will indemnify Bank against any loss or expense which Bank sustains or incurs as a consequence of an Event of Default, including, without limitation, any failure of Borrowers to pay when due (at maturity, by acceleration or otherwise) any principal, interest, fee or any other amount due under this Agreement or the other Loan Documents.  If Bank sustains or incurs any such loss or expense it will from time to time notify Borrowing Agent in writing of the amount determined in good faith by the Bank to be necessary to indemnify Bank for the loss or expense.  Such amount will be due and payable by Borrowers to Bank within ten (10) days after presentation by Bank of a statement setting forth a brief explanation of and Bank’s calculation of such amount, which statement shall be conclusively deemed correct absent manifest error.  Any amount payable to the Bank under this Section will bear interest at the highest default rate payable hereunder from the due date until paid, both before and after judgment.

In the event that any present or future law, rule, regulation, treaty or official directive or the interpretation or application thereof by any central bank, monetary authority or governmental authority, or the compliance with any guideline or request of any central bank, monetary authority or governmental authority (whether or not having the force of law):

(a)                                  subjects Bank to any tax with respect to any amounts payable under this Agreement or the other Loan Documents by any Borrower or otherwise with respect to the transactions contemplated under this Agreement or the other Loan Documents (except for taxes on the overall net income of Bank imposed by the United States of America or any political subdivision thereof); or

(b)                                 imposes, modifies or deems applicable any deposit insurance, reserve, special deposit, capital maintenance, capital adequacy, or similar requirement against assets held by, or deposits in or for the account of, or loans or Advances or commitment to make loans or Advances by, or letters of credit issued or commitment to issue letters of credit by, the Bank; or

(c)                                  imposes upon Bank any other condition with respect to Advances or extensions of credit or the commitment to make Advances or extensions of credit under this Agreement, and the result of any of the foregoing is to increase the costs of Bank, reduce the income receivable by or return on equity of Bank or impose any expense upon Bank with respect to any Advances or extensions of credit or commitments to make Advances or extensions of credit under this Agreement, Bank shall so notify Borrowers in writing.  Borrowers agree to pay Bank the amount of such increase in cost, reduction in income, reduced return on equity or capital, or additional expense within ten (10) days after presentation by Bank of a statement concerning such increase in cost, reduction in income, reduced return on equity or capital, or additional expense.  Such statement shall set forth a brief explanation of the amount and Bank’s calculation of the amount (in determining such amount the Bank may use any reasonable averaging and attribution methods), which statement shall be conclusively deemed correct absent manifest error.  If the amount set forth in such statement is not paid within ten (10) days after such presentation of such statement, interest will be payable on the unpaid amount at the highest default rate payable hereunder from the due date until paid, both before and after judgment.

4.13                           LIBOR Indemnity.  Borrowers shall indemnify Bank against any loss or expense (including loss of margin) which Bank has sustained or incurred as a consequence of (a) payment, prepayment or conversion of any portion of any LIBOR Rate Advances on a day other than the last day of the corresponding Rate Period (even if such payment is pursuant to demand by Bank pursuant to this Agreement and whether or not any such payment, prepayment or conversion is consented to by Bank); or (b) attempt by Borrowers to revoke in whole or in part any irrevocable LIBOR Rate Notification pursuant to this Agreement.

If any such loss is sustained, Bank shall from time to time notify Borrowing Agent of the amount determined in good faith by Bank (which determination shall be conclusive) to be necessary to indemnify Bank for such loss or expense.  Such amount shall be due and payable by Borrowers on demand.

5.                                      SECURITY; COLLECTION OF RECEIVABLES AND PROCEEDS OF COLLATERAL

5.1                                 Personal Property.  As security for the full and timely payment and performance of all Bank Indebtedness, each Borrower hereby grants to Bank and each Affiliate of Bank a security interest in all existing and after-acquired property of such Borrower of any nature including, without limitation:

(a)                                  All present and future accounts, contract rights, chattel paper, instruments and documents and all other rights to the payment of money whether or not yet earned, for services rendered or goods sold, consigned, leased or furnished by such Borrower or otherwise, together with (i) all goods (including any returned, rejected, repossessed or consigned goods), the sale, consignment, lease or other furnishing of which shall be given or may give rise to any of the foregoing, (ii) all of such Borrower’s rights as a consignor, consignee, unpaid vendor or other lienor in connection therewith, including stoppage in transit, set-off, detinue, replevin and reclamation, (iii) all general intangibles related thereto, (iv) all guaranties, mortgages, security interests, assignments, and other encumbrances on real or personal property, leases and other agreements or property securing or relating to any accounts, (v) choses-in-action, claims and judgments, and (vi) any returned or unearned premiums, which may be due upon cancellation of any insurance policies.

(b)                                 All present and future inventory of such Borrower (including but not limited to goods held for sale or lease or furnished or to be furnished under contracts for service, raw materials, work-in-process, finished goods and goods used or consumed in such Borrower’s business) whether owned, consigned or held on consignment, together with all merchandise, component materials, supplies, packing, packaging and shipping materials, and all returned, rejected or repossessed goods sold, consigned, leased or otherwise furnished by such Borrower and all embedded software related thereto.

(c)                                  All present and future general intangibles (including but not limited to payment intangibles, tax refunds and rebates, manufacturing and processing rights, designs, patents, patent rights and applications therefor, trademarks and registration or applications therefor, tradenames, brand names, logos, inventions, copyrights and all applications and registrations therefor), licenses, permits, approvals, software and computer programs, license rights, royalties, trade secrets, methods, processes, know-how, formulas, drawings, specifications, descriptions, label designs, plans, blueprints, patterns and all memoranda, notes and records with respect to any research and development.

(d)                                 All present and future machinery, equipment, furniture, fixtures, motor vehicles, tools, dies, jigs, molds and other articles of tangible personal property of every type together with all parts, substitutions, accretions, accessions, attachments, accessories, additions, components and replacements thereof, and all manuals of operation, maintenance or repair, and all embedded software related thereto.

(e)                                  All present and future general ledger sheets, files, books and records, customer lists, books of account, invoices, bills, certificates or documents of ownership, bills of sale, business papers, correspondence, credit files, tapes, cards, computer runs and all other data and data storage systems whether in the possession of such Borrower or any service bureau.

(f)                                    All present and future letter of credit rights and supporting obligations, including without limitation, all letters of credit and letter of credit rights now existing or hereafter issued naming such Borrower as a beneficiary or assigned to such Borrower, including the right to receive payment thereunder, and all documents and records associated therewith.

(g)                                 All present and future deposit accounts of such Borrower.  With respect to any deposit accounts not maintained with Bank, such Borrower shall enter into a control agreement satisfactory to Bank for each such deposit account.

(h)                                 All present and future financial assets and investment property of such Borrower.

(i)                                     All of such Borrower’s commercial tort claims from time to time listed on Schedule 5.1(i) hereto.  Each amendment adding commercial tort claims to such Schedule 5.1(i) pursuant to the provisions of Section 7.30 below shall constitute a contemporaneous grant by such Borrower of a security interest in all of such Borrower’s rights and interests in such commercial tort claims.

(j)                                     All funds, instruments, documents, policies and evidence and certificates of insurance and rights thereunder, securities, chattel paper and other assets of such Borrower or in which such Borrower has an interest and all proceeds thereof, now or at any time hereafter on deposit with or in the possession or control of Bank or owing by Bank to such Borrower or in transit by mail or carrier to Bank or in the possession of any other Person acting on Bank’s behalf, without regard to whether Bank received the same in pledge, for safekeeping, as agent for collection or otherwise, or whether Bank has conditionally released the same, and in all assets of such Borrower in which Bank now has or may at any time hereafter obtain a lien, mortgage, or security interest for any reason.

(k)                                  All products and proceeds of each of the items described in the foregoing subparagraphs (a)-(j) and all supporting obligations related thereto.

5.2                                 Surety.  As further security for the Bank Indebtedness, Borrowers shall cause to be executed an delivered to Bank the absolute, unconditional, surety agreements (collectively, the “Surety Agreements”) of each Guarantor in form and content satisfactory to Bank.

5.3                                 General.  The collateral described above in Sections 5.1, and 5.2 is collectively referred to herein as the “Collateral”.  The above-described security interests, assignments, liens and guarantees shall not be rendered void by the fact that no Bank Indebtedness exists as of any particular date, but shall continue in full force and effect until the Bank Indebtedness has been repaid, Bank has no agreement or commitment outstanding pursuant to which Bank may extend credit to or on behalf of any Borrower and Bank has executed termination statements or releases with respect thereto.  IT IS THE EXPRESS INTENT OF THE BORROWERS THAT ALL OF THE COLLATERAL SHALL SECURE NOT ONLY THE OBLIGATIONS UNDER THE LOAN DOCUMENTS, BUT ALSO ALL OTHER PRESENT AND FUTURE OBLIGATIONS OF ANY BORROWER TO BANK.

5.4                                 Collection of Receivables; Proceeds of Collateral.

(a)                                  Borrowers will collect their accounts receivable only in the ordinary course of business.  Borrowers will notify all of their account debtors to forward all accounts receivable collections owed to any Borrower to a lockbox maintained by Bank, and will execute such lockbox agreements as may be required by Bank and will pay to Bank all customary fees in connection with such lockbox arrangement.  Immediately upon receipt, Borrowers will forward to Bank all other checks, drafts and other monies received by any Borrower which are proceeds of the Collateral.

(b)                                 All accounts receivable collections of Borrowers and all checks, drafts and other monies received by any Borrower which are proceeds of the Collateral will be deposited in a non-interest bearing cash collateral account maintained at Bank (the “Cash Collateral Account”).  Bank will have sole dominion and control over all items and funds in the Cash Collateral Account and such items and funds may be withdrawn only by Bank.  Bank will have the right to apply all or any part of such funds towards payment of any of the Bank Indebtedness.

(c)                                  Solely for purposes of calculating interest on the balance of the Line and availability thereunder, all items deposited into the Cash Collateral Account will be credited by Bank as payments of the principal balance of the Line on the Business Day following the Business Day on which such items are deposited into the Cash Collateral Account.  As compensation for the foregoing arrangement, Borrowers will pay to Bank a sum equal to two (2) days interest on all such deposits at the Prime Based Line Rate.  Borrowers will reimburse Bank on demand for the amount of any items credited as provided above and subsequently returned unpaid.  Bank may terminate the foregoing arrangement upon notice to Borrowers.

(d)                                 Borrowers agree that all monies, checks, notes, instruments, drafts or other payments relating to or constituting proceeds of any accounts receivable or other Collateral of Borrower which come into the possession or under the control of any Borrower or any employees, agents or other persons acting for or in concert with any Borrower, shall be received and held in trust for Bank and such items shall be the sole and exclusive property of Bank.  Immediately upon receipt thereof, Borrower and such other persons shall remit the same or cause the same to be remitted, in kind, to Bank.  Borrowers shall deliver or cause to be delivered to Bank, with appropriate endorsement and assignment to Bank with full recourse to Borrowers, all instruments, notes and chattel paper constituting an account receivable or proceeds thereof or other Collateral.  Bank is hereby authorized to open all mail addressed to any Borrower and endorse all checks, drafts or other items for payment on behalf of Borrower.  Bank is granted a power of attorney by Borrowers with full power of substitution to execute on behalf of Borrowers and in Borrowers’ name or to endorse Borrowers’ name on any check, draft, instrument, note or other item of payment or to take any other action or sign any document in order to effectuate the foregoing.  Such power of attorney being coupled with an interest is irrevocable.

6.                                       REPRESENTATIONS AND WARRANTIES. Each Borrower represents and warrants as follows:

6.1                                 Valid Organization, Good Standing and Qualification.  Infologix is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Optasia is a limited liability company duly formed, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  Embedded is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.  Each Borrower has full power and authority to execute, deliver and comply with the Loan Documents, and to carry on its business as it is now being conducted and is duly licensed or qualified as a foreign entity in good standing under the laws of each jurisdiction in which the character or location of the properties owned by it or the business transacted by it requires such licensing or qualification.  Schedule 6.1 lists each Borrower’s jurisdiction of organization, each jurisdiction of foreign qualification and the organizational identification number of each Borrower (if any) issued by each such jurisdiction.

6.2                                 Licenses.  Each Borrower and their respective employees, servants and agents have all licenses, registrations, approvals and other authority as may be necessary to enable such Borrower to own and operate its business and perform all services and business which such Borrower has agreed to perform in any state, municipality or other jurisdiction.

6.3                                 Ownership Interests.  The ownership of all equity interests, debentures, options, warrants, bonds and other securities (debt and equity) issued by Borrowers and all pledges, proxies, voting trusts, powers of attorney and other agreements affecting the ownership or voting rights of said interests is as set forth on Schedule 6.3 attached hereto.

6.4                                 Subsidiaries.  Except as set forth on Schedule 6.4 attached hereto, no Borrower owns any shares of stock or other equity interests in any Person, directly or indirectly (by any Subsidiary or otherwise).

6.5                                 Financial Statements.  Borrowers have furnished to Bank (a) the audited financial statements of Borrowers and their subsidiaries for their fiscal year ended December 31, 2004 certified without qualification by independent public accountants and all management and comment letters in connection therewith and (b) its internally prepared interim financial statements as of November 30, 2005.  Such financial statements of Borrowers (together with the related notes and comments), are correct and complete, fairly present the financial condition and the assets and liabilities of Borrowers at such dates, and have been prepared in accordance with GAAP.  With respect to the interim statements, such statements are subject to year-end adjustment and any accompanying footnotes.

6.6                                 No Material Adverse Change in Financial Condition.  There has been no material adverse change in the financial condition of any Borrower since the date of the most recent financial statements of Borrowers delivered to Bank.

6.7                                 Pending Litigation or Proceedings.  Except as set forth on Schedule 6.7 attached hereto, there are no judgments outstanding or actions, suits or proceedings pending or, to the best of each Borrower’s knowledge, threatened against or affecting any Borrower, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

6.8                                 Due Authorization; No Legal Restrictions.  The execution and delivery by Borrowers of the Loan Documents, the consummation of the transactions contemplated by the Loan Documents and the fulfillment and compliance with the respective terms, conditions and provisions of the Loan Documents:  (a) have been duly authorized by all requisite corporate or limited liability company action of Borrowers, (b) will not conflict with or result in a breach of, or constitute a default (or might, upon the passage of time or the giving of notice or both, constitute a default) under, any of the terms, conditions or provisions of any applicable statute, law, rule, regulation or ordinance, or Borrowers’ organizational or governing documents or any indenture, mortgage, loan or credit agreement or instrument to which any Borrower is a party or by which any Borrower may be bound or affected, or any judgment or order of any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and (c) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of any Borrower under the terms or provisions of any such agreement or instrument, except liens in favor of Bank.

6.9                                 Enforceability.  The Loan Documents have been duly executed by Borrowers and delivered to Bank and constitute legal, valid and binding obligations of Borrowers, enforceable in accordance with their terms, except as enforceability may be limited by any bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles affecting creditors’ rights generally.

6.10                           No Default Under Other Obligations, Orders or Governmental Regulations.  No Borrower is in violation of its organizational or governing documents, and no Borrower is in default in the performance or observance of any of its obligations, covenants or conditions contained in any indenture or other agreement creating, evidencing or securing any Indebtedness or pursuant to which any such Indebtedness is issued or in violation of or in default under any other agreement or instrument or any judgment, decree, order, statute, rule or governmental regulation, applicable to it or by which its properties may be bound or affected.

6.11                           Governmental Consents.  No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of any Borrower is required in connection with the execution, delivery or performance by such Borrower of the Loan Documents or the consummation of the transactions contemplated thereby.

6.12                           Taxes.  Borrowers have filed all tax returns which they are required to file and have paid, or made provision for the payment of, all taxes which have or may have become due pursuant to such returns or pursuant to any assessment received by them.  Such tax returns are complete and accurate in all respects.  Borrowers do not know of any proposed additional assessment or basis for any assessment of additional taxes.

6.13                           Title to Collateral.  The Collateral is and will be owned by Borrowers free and clear of all liens and other encumbrances of any kind (including liens or other encumbrances upon properties acquired or to be acquired under conditional sales agreements or other title retention devices), excepting only liens in favor of the Bank and those liens and encumbrances permitted under Section 7.9 below.  Borrowers will defend the Collateral against any claims of all persons or entities other than the Bank.

6.14                           Names; Addresses.  During the past five (5) years, no Borrower has been known by any names (including trade names) other than those set forth in Schedule 6.14 attached hereto and has not been located at any addresses other than those set forth on Schedule 6.14 attached hereto.  The portions of the Collateral which are tangible property and each Borrower’s books and records (both pertaining to the Collateral and otherwise) will at all times be located at the addresses set forth on Schedule 6.14; or such other location determined by such Borrower after prior notice to Bank and delivery to Bank of any items requested by Bank to maintain perfection and priority of Bank’s security interests and access to each Borrower’s books and records.  Schedule 6.14 identifies the chief executive office of each Borrower.

6.15                           Current Compliance.  Each Borrower, or Borrowers, as applicable, is/are currently in compliance with all of the terms and conditions of the Loan Documents.

6.16                           Pension Plans.  Except as disclosed on Schedule 6.16 hereto, (a) no Borrower has any obligations with respect to any employee pension benefit plan (“Plan”) (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (b) no events, including, without limitation, any “Reportable Event” or “Prohibited Transaction” (as those terms are defined under ERISA), have occurred in connection with any Plan of Borrower which might constitute grounds for the termination of any such Plan by the Pension Benefit Guaranty Corporation (“PBGC”) or for the appointment by any United States District Court of a trustee to administer any such Plan, (c) all of each Borrower’s Plans meet with the minimum funding standards of Section 302 of ERISA, and (d) no Borrower has any existing liability to the PBGC.  No Borrower is subject to or bound to make contributions to any “multi-employer plan” as such term is defined in Section 4001(a)(3) of ERISA.

6.17                           Leases and Contracts.  Each Borrower has complied with the provisions of all material leases, contracts, agreements or commitments of any kind (such as employment agreements, collective bargaining agreements, powers of attorney, distribution agreements, patent license agreements, contracts for future purchase or delivery of goods or rendering of services, bonus, pension and retirement plans or accrued vacation pay, insurance and welfare agreements) to which it is a party and is not in default thereunder.  No other party is in default under any such leases, contracts or other commitments and no event has occurred which, but for the giving of notice or the passage of time or both, would constitute an event of default thereunder.  Schedule 6.17 sets forth an accurate list of all material leases, contracts, agreements and commitments to which each Borrower is a party or by which it is found, including, without limitation, any real or personal property leases to which such Borrower is a party.

6.18                           Intellectual Property.  Each Borrower owns or possesses the irrevocable right to use all of the patents, trademarks, service marks, trade names, copyrights, licenses, franchises and permits and rights with respect to the foregoing necessary to own and operate such Borrower’s properties and to carry on its business as presently conducted and presently planned to be conducted without conflict with the rights of others.  Schedule 6.18 sets forth an accurate list and description of each such patent, trademark, service mark, trade name, copyright, license, franchise and permit and right with respect to the foregoing, together with all registration or application numbers or information with respect thereto.

6.19                           Eligible Inventory Warranties.  With respect to Eligible Inventory from time to time scheduled, listed or referred to in any certificate, statement or report prepared by or for any Borrower and delivered to Bank and upon which Borrowers are basing availability under the Line, each Borrower warrants and represents that (a) such inventory is located at an Eligible Inventory Location and is not in transit except as permitted by subpart (iii) of Section 1.1(iii) hereof; (b) Infologix has good, indefeasible and merchantable title to such inventory and such inventory is not subject to any lien or security interest whatsoever except for the prior, perfected security interest granted to Bank; (c) such inventory is of good and merchantable quality, free from any defects; (d) such inventory is not subject to any licensing, patent, royalty, trademark, trade name or copyright agreements with any third parties; (e) the completion of the manufacture and sale or other disposition of such inventory by Bank following an Event of Default shall not require the consent of any person and shall not constitute a breach or default under any contract or agreement to which Infologix is a party or to which the inventory is subject; and (f) such inventory meets all other requirements of Eligible Inventory.

6.20                           Eligible Account Warranties.  With respect to all Eligible Receivables from time to time scheduled, listed or referred to in any certificate, statement or report prepared by or for any Borrower and delivered to Bank and upon which Borrowers are basing availability under the Line, each Borrower warrants and represents that (a) the accounts arose in the ordinary course of such Infologix’s business; (b) the accounts are genuine, are in all respects what they purport to be, and are not evidenced by any chattel paper, note, instrument or judgment; (c) Infologix has absolute title to such accounts and the accounts represent undisputed, bona fide transactions completed in accordance with the terms thereof and as represented to Bank; (d) such accounts are not subject to any lien whatsoever except for the prior, perfected security interest granted to Bank; (e) no payments have been or will be made thereon, except payments immediately delivered to Bank pursuant to the Loan Documents; (f) there are no setoffs, counterclaims, disputes, discounts, credits, charge backs, freight claims, allowances or adjustments existing or asserted with respect thereto and Infologix has not made any agreement with any account debtor for any deduction therefrom; (g) there are no facts, events or occurrences which impair the validity or enforcement thereof or may reduce the amount payable thereunder as shown on any certificates, statements or reports, prepared by or for Infologix and delivered to Bank, Infologix’s books and records and all invoices and statements delivered to Bank with respect thereto; (h) to the best of each Borrower’s knowledge, all account debtors have the capacity to contract and are solvent; (i) the goods sold giving rise thereto are not subject to any lien, claim, encumbrance or security interest except that of Bank; (j) to the best of each Borrower’s knowledge, there are no proceedings or actions which are threatened or pending against any account debtor which might result in any material adverse change in such account debtor’s financial condition; (k) the account is not an account with respect to which the account debtor is an Affiliate of any Borrower or a director, officer of employee of any Borrower or its Affiliates; (l) the account does not arise with respect to goods which have been returned, rejected, lost or damaged, or which have not been shipped or arise with respect to services which have not been fully performed and accepted as satisfactory by the account debtor; (m) the account is not an account with respect to which the account debtor’s obligation to pay the account is conditional upon the account debtor’s approval or is otherwise subject to any repurchase obligation or return right, as with sales made on a consignment, bill-and-hold, guaranteed sale, sale-and-return, or sale on approval basis; (n) the amounts shown on the applicable certificates, statements, on Infologix’s books and records and all invoices and statements which may be delivered to Bank with respect to such accounts are actually and absolutely owing to Infologix and are not in any way contingent; (o) the accounts have not been sold, assigned or transferred to any other Person, and no Person except Infologix has any claim thereto or (with the exception of the applicable account debtor) any claims to the goods sold; and (p) such accounts meet all other requirements of Eligible Receivables.

6.21                           Commercial Tort Claims.  Schedule 5.1(i) attached hereto, as it may be amended from time to time pursuant to Section 7.30 below, lists all now existing commercial tort claims in favor of each Borrower.

6.22                           Deposit Accounts.  Schedule 6.22 attached hereto contains a list of all bank accounts maintained by each Borrower with any Person other than Bank.

6.23                           Accuracy of Representations and Warranties.  No representation or warranty by any Borrower contained herein or in any certificate or other document furnished by any Borrower pursuant hereto or in connection herewith fails to contain any statement of material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.  There is no fact which any Borrower knows or should know and has not disclosed to Bank, which does or may materially and adversely affect any Borrower, or any of its operations.

6.24                           Interrelatedness of Borrowers.  The business operations of each Borrower are interrelated and complement one another, and such entities have a common business purpose, with intercompany bookkeeping and accounting adjustments used to separate their respective properties, liabilities, and transactions.  To permit their uninterrupted and continuous operations, such entities now require and will from time to time hereafter require funds and credit accommodations  for general business purposes.  The proceeds of Loans and other credit facilities extended hereunder will directly and indirectly benefit each Borrower severally and jointly, regardless of which Borrower requests or which Borrower receives, part or all of the proceeds of such advances.

7.                                       GENERAL COVENANTS.

Except with the prior written consent of Bank, each Borrower will comply with the following:

7.1                                 Payment of Principal, Interest and Other Amounts Due.  Each Borrower will pay when due all Bank Indebtedness and all other amounts payable by it hereunder.

7.2                                 Limitation on Sale and Leaseback.  No Borrower will enter into any arrangement whereby it will sell or transfer any real property or improvements thereon or other fixed assets owned by it and then or thereafter rent or lease as lessee such property, improvements or assets or any part thereof, or other property which such Borrower shall intend to use for substantially the same purposes as the property sold or transferred.

7.3                                 Limitation on Indebtedness.  No Borrower will have at any time outstanding to any Person other than Bank, any Indebtedness for borrowed money, Capitalized Lease Obligations, or any outstanding letters of credit, except:

(a)                                  Current accounts payable incurred in the ordinary course of such Borrower’s business, accrued expenses and other current items arising out of transactions (other than borrowings) in the ordinary course of Borrower’s business;

(b)                                 Existing Indebtedness for borrowed money and Capitalized Lease Obligations described on Schedule 7.3; and

(c)                                  Future purchase money Indebtedness and Capitalized Lease Obligations incurred to finance Capital Expenditures in an aggregate amount at no time exceeding

Five Hundred Thousand Dollars ($500,000.00) during each fiscal year of Borrowers, provided that Bank shall have the right of first refusal to provide such financing on reasonably competitive terms.

Any of such existing permitted Indebtedness may not be refinanced or replaced without the consent of Bank.

7.4                                 Investments and Loans. No Borrower will have or make any investments in all or a material portion of the capital stock or securities of any Person, or any loans, advances or extensions of credit to any Person, except:

(a)                                  Investments in direct or indirect obligations of, or obligations unconditionally guaranteed by, the United States of America and maturing within twelve (12) months from the date of acquisition;

(b)                                 Investments in commercial paper of Bank or commercial paper rated “Prime-1” by Moody’s Investors Services or “A-1” by Standard & Poor’s Corporation, or with an equivalent rating by another rating agency of nationally recognized standing, maturing within three hundred sixty-five (365) days from the date of acquisition;

(c)                                  Certificates of deposit maturing within twelve (12) months from the date of acquisition issued by the Bank; and

(d)                                 Investments and loans listed on Schedule 7.4 attached hereto.

7.5                                 Guaranties.  Except with respect to the Bank Indebtedness, no Borrower will directly or indirectly guarantee, endorse (other than for collection or deposit in the ordinary course of business), discount, sell with recourse or for less than the face value or agree (contingently or otherwise) to purchase or repurchase or otherwise acquire, or otherwise become directly or indirectly liable for, or agree (contingently or otherwise) to supply or advance funds (whether by loan, stock purchase, capital contribution or otherwise) in respect of, any Indebtedness, obligations or liabilities of any Person.

7.6                                 Disposition of Assets.  No Borrower will sell, lease, transfer or otherwise dispose of any of its property or assets, except for sales of inventory in the ordinary course for fair consideration.

7.7                                 Merger; Consolidation; Business Acquisitions; Subsidiaries.  No Borrower will merge into or consolidate with any Person, acquire any material portion of the stock, ownership interests, assets or business of any Person, permit any Person to merge into it, or form any new Subsidiaries.

7.8                                 Taxes; Claims for Labor and Materials.  Each Borrower will pay or cause to be paid when due all taxes, assessments, governmental charges or levies imposed upon it or its income, profits, payroll or any property belonging to it, including without limitation all withholding taxes, and all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon any of its properties or assets.  No Borrower will file or consent to the filing of, any consolidated income tax return with any Person other than a Subsidiary.

7.9                                 Liens.  No Borrower will create, incur or permit to exist any mortgage, pledge, encumbrance, lien, security interest or charge of any kind (including liens or charges upon properties acquired or to be acquired under conditional sales agreements or other title retention devices) on its property or assets, whether now owned or hereafter acquired, or upon any income, profits or proceeds therefrom, except:

(a)                                  Security interests and mortgages held by Bank;

(b)                                 Liens incurred or deposits made in the ordinary course of business (i) in connection with worker’s compensation, unemployment insurance, social security and other like laws or (ii) to secure the performance of statutory obligations, not incurred in connection with either (A) the borrowing of money or (B) the deferred purchase price of goods or inventory;

(c)                                  Encumbrances consisting of zoning restrictions, easements, restrictions on the use of real property or minor irregularities of title thereto, none of which impairs the use of such property by such Borrower in the operation of its business;

(d)                                 Liens and security interests listed on Schedule 7.9 attached hereto; or

(e)                                  Purchase money liens or Capitalized Leases, provided that:

(1)                                  the property subject to any of the foregoing is acquired or leased by such Borrower in the ordinary course of its business and the lien on any such property is created contemporaneously with such acquisition;
(2)                                  purchase money Indebtedness or Capitalized Lease Obligations so created shall not exceed 100% of the lesser of cost or fair market value as of the time of acquisition or lease of the property covered thereby;
(3)                                  the purchase money Indebtedness or Capitalized Lease Obligations shall only be secured by the property so acquired or leased; and
(4)                                  the purchase money Indebtedness or Capitalized Lease Obligations are permitted by the provisions of Section 7.3.

No Borrower shall enter into any agreement with any other Person which shall prohibit such Borrower from granting, creating or suffering to exist, or otherwise restrict in any way (whether by covenant, by identifying such event as a default under such agreement or otherwise) the ability of the such Borrower to grant, create or suffer to exist, any lien, security interest or other charge or encumbrance upon or with respect to any of its assets in favor of the Bank.

No Borrower will apply for or obtain any letters of credit for the payment of or to secure the payment for any inventory or other assets to be acquired by such Borrower, except letters of credit issued by Bank, at its discretion.

7.10                           Existence; Approvals; Qualification; Business Operations; Compliance with Laws.  Each Borrower will (a) obtain, preserve and keep in full force and effect its separate corporate or limited liability company existence, as applicable, and all rights, licenses, registrations and franchises necessary to the proper conduct of its business or affairs; (b) qualify and remain qualified as a foreign corporation or limited liability company, as applicable, in each jurisdiction in which the character or location of the properties owned by it or the business transacted by it requires such qualification; and (c) except for the Embedded Wind-down, continue to operate its business as presently operated and will not engage in any new businesses without the prior written consent of Bank.  Each Borrower will comply with the requirements of all applicable laws and all rules, regulations (including environmental regulations) and orders of regulatory agencies and authorities having jurisdiction over it.

7.11                           Maintenance of Properties, Intellectual Property.  Except in connection with the Embedded Wind-down, each Borrower will maintain, preserve, protect and keep or cause to be maintained, preserved, protected and kept its real and personal property used or useful in the conduct of its business in good working order and condition, reasonable wear and tear excepted, and will pay and discharge when due the cost of repairs to and maintenance of the same.

With respect to any and all trademarks, registrations, copyrights, patents, patent rights and applications for any of the foregoing, each Borrower shall maintain and protect the same and shall take and assert any and all remedies available to such Borrower to prevent any other Person from infringing upon or claiming any interest in any such trademarks, registrations, copyrights, patents, patent rights or application for any of the foregoing.

Each Borrower will notify Bank immediately of (a) the creation by such Borrower or any of its employees of any inventions; (b) any changes or improvements made to an invention created or owned by such Borrower or any of its employees; (c) the grant of any patent or trademark, whether domestic or foreign, to such Borrower or any of its employees; or (d) such Borrower’s intent to abandon a patent or trademark.

Each Borrower will, if requested by Bank, (i) execute and deliver to Bank assignments, financing statements, patent mortgages or such other documents, in form and substance acceptable to Bank, necessary to perfect and maintain Bank’s security interest in all existing and future patents, patent applications, trademarks, trademark applications, and other general intangibles owned by such Borrower; (ii) furnish Bank with evidence satisfactory to Bank, in its sole discretion, that all actions necessary to maintain and protect each trademark and patent owned by such Borrower or its employees have been taken in a timely manner; and (iii) execute and deliver to Bank an agreement permitting Bank to exercise all of such Borrower’s rights in, to and under any patent or trademark owned by such Borrower or any of its employees.

7.12                           Insurance.  Each Borrower will carry adequate insurance issued by an insurer acceptable to Bank, in amounts acceptable to Bank (at least adequate to comply with any co-insurance provisions) and against all such liability and hazards as are usually carried by entities engaged in the same or a similar business similarly situated or as may be required by Bank, and in addition, will carry business interruption insurance in such amounts as may be required by Bank.  In the case of insurance on any of the Collateral, each Borrower shall carry insurance in the full insurable value thereof and cause Bank to be named as insured mortgagee with respect to all real property, loss payee (with a lender’s loss payable endorsement) with respect to all personal property, and additional insured with respect to all liability insurance, as its interests may appear with thirty (30) days’ notice to be given Bank by the insurance carrier prior to cancellation or material modification of such insurance coverage.

Each Borrower shall cause to be delivered to Bank the insurance policies therefor or, in the alternative, evidence of insurance and at least thirty (30) business days prior to the expiration of any such insurance, additional policies or duplicates thereof or, in the alternative, evidence of insurance evidencing the renewal of such insurance and payment of the premiums therefor.  Each Borrower shall direct all insurers that in the event of any loss thereunder or the cancellation of any insurance policy, the insurers shall make payments for such loss and pay all returned or unearned premiums directly to Bank and not to such Borrower and Bank jointly.

In the event of any loss, each Borrower will give Bank immediate notice thereof and Bank may make proof of loss whether the same is done by such Borrower.  Bank is granted a power of attorney by each Borrower with full power of substitution to file any proof of loss in such Borrower’s or Bank’s name, to endorse such Borrower’s name on any check, draft or other instrument evidencing insurance proceeds, and to take any action or sign any document to pursue any insurance loss claim.  Such power being coupled with an interest is irrevocable.

In the event of any loss, Bank, at its option, may (a) retain and apply all or any part of the insurance proceeds to reduce, in such order and amounts as Bank may elect, the Bank Indebtedness, or (b) disburse all or any part of such insurance proceeds to or for the benefit of Borrowers for the purpose of repairing or replacing Collateral after receiving proof satisfactory to Bank of such repair or replacement, in either case without waiving or impairing the Bank Indebtedness or any provision of this Agreement.  Any deficiency thereon shall be paid by Borrowers to Bank upon demand.  No Borrower shall take out any insurance without having Bank named as loss payee or additional insured thereon.  Each Borrower shall bear the full risk of loss from any loss of any nature whatsoever with respect to the Collateral.

7.13                           Inspections; Examinations.  Each Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by such Borrower at any time to exhibit and deliver to Bank copies of any and all of such Borrower’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession and copies of all reports submitted to such Borrower by such accountants or auditors, including management letters, “comment” letters and audit reports, and to disclose to Bank any information they may have concerning such Borrower’s financial status and business operations.  Provided that Bank has requested information from Borrowers, and Borrowers fail to provide such information in a timely manner, each Borrower further authorizes all federal, state and municipal authorities to furnish to Bank copies of reports or examinations relating to such Borrower, whether made by such Borrower or otherwise.

The officers of Bank, or such Persons as any of them may designate, may, at Borrowers’ sole cost and expense, visit and inspect any of the properties of each Borrower, examine (either by Bank’s employees or by independent accountants) any of the Collateral or other assets of each Borrower, including the books of account of each Borrower, and discuss the affairs, finances and accounts of each Borrower with its officers and with its independent accountants, at such times as Bank may desire. Prior to the occurrence of an Event of Default, Bank will provide Borrowers with at least forty-eight (48) hours prior notice of any such inspection but, after the occurrence of an Event of Default, Borrowers shall not be entitled to any prior notice of any such inspection.  Additionally, Bank may obtain updated appraisals of the Collateral at any time at Borrowers’ sole cost and expense.

Bank may conduct at any time and from time to time, and Borrowers will fully cooperate with, field examinations of the inventory, accounts receivable and business affairs of each Borrower.  Bank intends to conduct three (3) such field examinations per year but may conduct more or fewer field examinations as Bank, in its sole discretion may determine.  Borrowers shall pay Bank Eight Hundred Dollars ($800.00) per person, per day for each field examination, plus all of Bank’s out-of-pocket costs in connection with each such examination, provided however prior to the occurrence of an Event of Default, Borrower will only be responsible for the fees, costs and expenses in connection with four (4) field examinations per year. Prior to the occurrence of an Event of Default, Bank will provide Borrower with at least forty-eight (48) hours prior notice of any field examination but, after the occurrence of an Event of Default, Borrower shall not be entitled to any prior notice of any field examination. At Bank’s option all costs, expenses and charges owing under this Section 7.13 may be charged as a Line Advance.

7.14                           Default Under Other Indebtedness.  No Borrower will permit any of its Indebtedness to be in default.  If any Indebtedness of a Borrower is declared or becomes due and payable before its expressed maturity by reason of default or otherwise or, to the knowledge of any Borrower, the holder of any such Indebtedness shall have the right (or upon the giving of notice or the passage of time, or both, shall have the right) to declare such Indebtedness to be so due and payable, such Borrower will immediately give Bank written notice of such declaration, acceleration or right of declaration.

7.15                           Pension Plans.  Each Borrower will (a) keep in full force and effect any and all Plans which are presently in existence or may, from time to time, come into existence under ERISA, unless such Plans can be terminated without material liability to such Borrower in connection with such termination (as distinguished from any continuing funding obligation); (b) make contributions to all of such Borrower’s Plans in a timely manner and in a sufficient amount to comply with the requirements of ERISA; (c) comply with all material requirements of ERISA which relate to such Plans so as to preclude the occurrence of any Reportable Event, Prohibited Transaction or material “accumulated funding deficiency” as such term is defined in ERISA; and (d) notify Bank immediately upon receipt by such Borrower of any notice of the institution of any proceeding or other action which may result in the termination of any Plan and deliver to Bank, promptly after the filing or receipt thereof, copies of all reports or notices which such Borrower files or receives under ERISA with or from the Internal Revenue Service, the PBGC, or the U.S. Department of Labor.

7.16                           Bank of Account.  Borrowers will maintain Bank as their primary bank of account.  Borrowers will notify Bank in writing on a continuing basis of all accounts (including, without limitation, all deposit accounts and certificates of deposit) maintained with any Person other than Bank and, prior to opening any such account, will cause such Person to enter into a control agreement regarding each such account in form and content satisfactory to Bank.

7.17                           Maintenance of Management.  Except as may occur in connection with the Embedded Wind-Down, Borrowers will cause their business to be continuously managed by their present management or such other persons (serving in such management positions) as may be reasonably satisfactory to Bank.  Borrowers will notify Bank promptly in writing of any change in its board of directors or executive officers.

7.18                           Amendment to Organizational or Governing Documents.  Borrowers shall not make any amendment to their organizational or governing documents without providing Bank with thirty (30) day’s prior notice thereof.  Borrowers will provide Bank with a copy of any proposed amendments to any such documents prior to adoption.  Borrowers will not cause or permit any corporate division or similar event with respect to such Borrowers.

7.19                           Dividends. No Borrower will (a) redeem, repurchase or otherwise make any payment, distribution, or dividend to acquire any of its equity interests or (b) pay dividends or distributions on account of its equity interests; provided, however, that in the event any Borrower is then a corporation with a valid S corporation election in effect or a limited liability company and no Default or Event of Default has occurred, and the payment of such dividend or distribution would not result in a Default or Event of Default, such Borrower may, from time to time, pay and declare dividends or distributions to its shareholders or members in amounts sufficient to pay the taxes payable by such shareholders or members resulting solely from the income generated by such Borrower.  Borrowers will advise the Bank in writing of any Borrower’s intent to make a dividend or distribution permitted hereunder and a calculation of the shareholder’s or member’s applicable tax rates at least ten (10) days prior to payment of such dividend or distribution, and will provide the Bank with such information related thereto as Bank may request.  Borrowers shall submit to Bank for Bank’s review all tax returns filed by them together with an analysis of the income of Borrowers taxable to any Borrower’s shareholders or members and the tax rates applicable thereto.  In the event (x) the actual distribution to shareholders or members made pursuant to this Section 7.19 exceeds the actual income tax liability of any shareholder or member due to such Borrower’s status as a limited liability company or S corporation, or (y) if such Borrower was a subchapter C corporation, such Borrower would be entitled to a refund of income taxes previously paid as a result of a tax loss during a year in which such Borrower is a limited liability company or S corporation, then the applicable shareholders or members shall repay such Borrower the amount of such excess or refund, as the case may be, no later than the date the annual tax return must be filed by such Borrower (without giving effect to any filing extensions).

7.20                           Transactions with Affiliates.  No Borrower will enter into or conduct any transaction with any Affiliate except on terms that would be usual and customary in a similar transaction between Persons not affiliated with each other and except as disclosed to Bank.  No Borrower will make any loans or extensions of credit to any of its Affiliates, shareholders, directors or officers, except for the existing loans described in Schedule 7.20 attached hereto.  Each Borrower will cause all of its Indebtedness at any time owed to its Affiliates, shareholders, directors and officers to be subordinated in all respects to all present and future Bank Indebtedness and will not make any payments thereon, except as approved by Bank in writing.

7.21                           Restrictions on Interest Transfer.  No Borrower will directly or indirectly issue, transfer, sell or otherwise dispose of, or part with control of, or permit the transfer of, any equity interests in such Borrower.

7.22                           Name; Address or State of Organization Change.  No Borrower will change its name or change or add any address or location except upon thirty (30) days prior written notice to Bank and delivery to Bank of any items requested by Bank to maintain perfection and priority of Bank’s security interests and access to such Borrower’s books and records.  No Borrower shall change its state of organization or take any action which would result in a change in such Borrower’s state of organization without Bank’s prior written consent.

7.23                           Notices.  Each Borrower will promptly notify Bank of (a) any action or proceeding brought against such Borrower wherein such action or proceeding would, if determined adversely to such Borrower have a Material Adverse Effect, or (b) the occurrence of any Default or Event of Default

7.24                           Additional Documents and Future Actions.  Each Borrower will, at its sole cost, take such actions and provide Bank from time to time with such agreements, financing statements and additional instruments, documents or information as the Bank may in its discretion deem necessary or advisable to perfect, protect, maintain or enforce the security interests in the Collateral, to permit Bank to protect or enforce its interest in the Collateral, or to carry out the terms of the Loan Documents.  Each Borrower hereby authorizes and appoints Bank as its attorney-in-fact, with full power of substitution, to take such actions as Bank may deem advisable to protect the Collateral and its interests therein and its rights hereunder, to execute on such Borrower’s behalf and file at Borrowers’ expense financing statements, and amendments thereto, in those public offices deemed necessary or appropriate by Bank to establish, maintain and protect a continuously perfected security interest in the Collateral, and to execute on such Borrower’s behalf such other documents and notices as Bank may deem advisable to protect the Collateral and its interests therein and its rights hereunder.  Such power being coupled with an interest is irrevocable.

7.25                           Title to Equipment.  Each Borrower will within thirty (30) days of acquisition of any equipment, have Bank’s lien noted on any and all evidence of ownership, certificates of title, or applications for title for any such equipment and provide Bank with all original certificates of title or other evidence of ownership.

7.26                           Accounts Receivable.  Infologix will (a) inform Bank immediately of the rejection of goods, claims made or delay in delivery or performance in regard to any account or contract right upon which Borrowers have based availability for Line Advances or if any account receivable previously scheduled, listed or referred to in any certificate, statement or report by any Borrower and upon which Borrowers are basing availability for Line Advances ceases to be an Eligible Receivable; (b) adjust the borrowing base calculation under the Line to reduce the availability for Line Advances by the amount of any account with respect to which any Borrower is required to give Bank notice pursuant to the foregoing subsection (a) and repay any Out-Of-Formula Advance resulting therefrom; (c) make no change in any account upon which Borrowers have based availability for Line Advances, unless such change is contemporaneously reflected in the borrowing base calculation; (d) furnish to Bank all information received by Infologix affecting the financial standing of any account debtor whose account or contract right has been specifically assigned to Bank; (e) pay Bank the amount loaned against any account or contract right if the goods are returned by purchaser or the contract is canceled or terminated or adjust the borrowing base calculation to reduce the availability for Line Advances by the amount of such account and repay any Out-Of-Formula Advance resulting therefrom; (f) immediately notify Bank if any of its accounts arise out of contracts with the United States or any department, agency or instrumentality thereof, and execute any instruments and take any steps required by Bank in order that all monies due and to become due under such contract shall be assigned to Bank and notice thereof given to the Government under the Federal Assignment of Claims Act; and (g) deliver to Bank, with appropriate endorsement or assignment, any instrument or chattel paper representing an account or contract right.  Any permission granted to Infologix by Bank to omit any of the requirements of this Section 7.26 may be revoked by Bank at any time.

Each Borrower will, if requested by Bank (a) give Bank assignments, in form acceptable to Bank, of specific accounts or groups of accounts and monies due and to become due under specific contracts and specific general intangibles; (b) furnish to Bank a copy, with such duplicate copies as Bank may request, of the invoice applicable to each account specifically assigned to Bank or arising out of a contract right, bearing a statement that such account has been assigned to Bank and such additional statements as Bank may require; (c) mark its records evidencing its accounts in a manner satisfactory to Bank so as to show which accounts have been assigned to Bank; (d) furnish to Bank satisfactory evidence of the shipment and receipt of any goods specified by Bank and the performance of any services or obligations covered by accounts or contracts in which Bank has a security interest; (e) pay Bank the unpaid portion of any account or contract right upon which Borrowers have based availability for Line Advances if (i) such account is not paid promptly after its maturity, (ii) an account debtor does not accept the goods or services, (iii) any petition under the Bankruptcy Code or any similar federal or state statute is filed by or against a purchaser, or (iv) Bank shall at any time reject the account as unsatisfactory; and until such payment is made by any Borrower, Bank may retain any such account or contract right as security and may charge any deposit account of any Borrower for any such amounts; (f) join with Bank in executing a financing statement, notice, affidavit, security agreement, assignment or similar instrument, in form satisfactory to Bank, and such continuation statements and other instruments as Bank may from time to time request and pay the cost of filing the same in any public office deemed advisable by Bank to perfect the liens and security interests granted therein; (g) give Bank such financial statements, reports, certificates, lists of purchasers (showing names, addresses, and amounts owing) and other data concerning its accounts, contracts, collections, inventory, general intangibles and other matters as Bank may from time to time request; (h) segregate cash proceeds of Collateral so that they may be identified readily, and deliver the same to the Bank at such time or times and in such manner and form as the Bank may direct; (i) furnish such witnesses as may be necessary to establish legal proof of the Collateral or records relating to the Collateral; and (j) obtain from any owner, encumbrancer, processor, or other person having an interest in the property where any Collateral is located, written consent to Bank’s removal of the Collateral therefrom, without liability on the part of the Bank to such owner, encumbrancer, processor or other person, or from any such owner, encumbrancer, processor or other person such waivers of any interest in the Collateral as the Bank may require.

7.27                           Inventory.  Infologix will immediately notify Bank if any inventory previously scheduled, listed or referred to, in any certificate, statement or report by or on behalf of Borrowers and upon which Borrowers are basing availability under the Line ceases to be Eligible Inventory.

7.28                           Material Adverse Contracts.  No Borrower will become or be a party to any contract or agreement which has or could have a Material Adverse Effect.  Each Borrower will deliver to Bank promptly after execution, copies of each new material lease, contract agreement or commitment to which it is a party and any amendment to any material lease, contract, commencement or agreement to which such Borrower is a party.

7.29                           Restrictions on Use of Proceeds.  No Borrower will carry or purchase with the proceeds of any of the Loans any “margin security” within the meaning of Regulations U, G, T or X of the Board of Governors of the Federal Reserve System.

7.30                           Commercial Tort Claims.  Each Borrower shall promptly notify Bank in writing of each commercial tort claim from time to time in favor of such Borrower and provide Bank with full descriptions for each such claim and such additional information regarding such claim as may be required by Bank.  Each Borrower authorizes the amendment to Schedule 5.1(i) hereto as necessary from time to time to reflect the current status of each Borrower’s commercial tort claims.

7.31                           Possessory Collateral.  Immediately upon any Borrower’s receipt of any portion of the Collateral evidenced by an agreement, instrument or document, including, without limitation, any tangible chattel paper, letter of credit, note, draft, instrument, investment property or financial asset, such Borrower shall deliver the original thereof to Bank together with an appropriate endorsement, stock power or other specific evidence of assignment thereof to Bank (in form and substance acceptable to Bank).  If an endorsement or assignment of any such items shall not be made for any reason, Bank is hereby irrevocably authorized, as each Borrower’s attorney and agent-in-fact, to endorse or assign the same on such Borrower’s behalf.

7.32                           Electronic Chattel Paper.  To the extent that any Borrower obtains or maintains any electronic chattel paper, such Borrower shall create, store and assign the record or records comprising the electronic chattel paper in such a manner that (i) a single authoritative copy of the record or records exists which is unique, identifiable and, except as otherwise provided in clauses (iv), (v) and (vi) below, unalterable, (ii) the authoritative copy identifies Bank as the assignee of the record or records, (iii) the authoritative copy is communicated to and maintained by Bank or its designated custodian, (iv) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of Bank, (v) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (vi) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

7.33                           Subordinated Indebtedness.  No Borrower will make any payments on any Subordinated Indebtedness, except strictly in accordance with the Subordination Agreements.

7.34                           Salaries and Other Compensation.  No Borrower will pay or permit to be paid to any officer an annual salary which is greater than one hundred ten percent (110%) of such officer’s salary for the prior year

8.                                       FINANCIAL COVENANTS.  Except with the prior written consent of Bank, Borrowers will comply with the following:

8.1                                 Minimum Annual Net Income.  Borrowers shall have Net Income of at least (a) Three Hundred Fifty Thousand Dollars ($350,000.00) for Borrower’s fiscal year ending December 31, 2005 and (b) Five Hundred Thousand Dollars ($500,000.00) for each fiscal year of Borrowers ending thereafter.

8.2                                 Minimum Quarterly Net Income.  Borrowers shall have Net Income of at least $0 as of the end of the first three (3) fiscal quarters of Borrowers measured on a year-to-date basis.

8.3                                 Fixed Charge Coverage Ratio.  Borrowers shall maintain a Fixed Charge Coverage Ratio of not less than 1.2 to 1.0 as of Borrowers’ fiscal quarter ending March 31, 2006 and as of each fiscal quarter of Borrowers ending thereafter.

8.4                                 Capital Expenditures.  Borrowers will not cause, suffer or permit Borrowers’ aggregate annual Capital Expenditures to exceed (a)  One Million Six Hundred Thousand Dollars ($1,600,000.00) for Borrowers’ fiscal year ending December 31, 2006; (b)  One Million Eight Hundred Thousand Dollars ($1,800,000.00) for Borrowers’ fiscal year ending December 31, 2007; and (c) Two Million One Hundred Thousand Dollars ($2,100,000.00) for Borrowers’ fiscal year ending December 31, 2008.  Borrower may not carry-forward any unused portion of the capital expenditure limit for any fiscal year.

8.5                                 Changes to Financial Covenants.  The Bank may, in its sole discretion, condition extension of the Line after the Contract Period upon revision of the foregoing financial covenants.

9.                                       ACCOUNTING RECORDS, REPORTS AND FINANCIAL STATEMENTS.  Borrowers will maintain books of record and account in which full, correct and current entries in accordance with GAAP will be made of all of its dealings, business and affairs, and Borrowers will deliver or cause to be delivered to Bank the following:

9.1                                 Annual Statements.  As soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrowers:

(a)                                  the audited consolidated and consolidating income and retained earnings statements of Borrowers and their Subsidiaries for such fiscal year,

(b)                                 the audited consolidated and consolidating balance sheet of Borrowers and their Subsidiaries as at the end of such fiscal year, and

(c)                                  the audited consolidated and consolidating statement of cash flow of Borrowers and their Subsidiaries for such fiscal year setting forth in comparative form the corresponding figures as at the end of the previous fiscal year, all in reasonable detail, including all supporting schedules and comments.  The foregoing statements and balance sheets shall be prepared in accordance with GAAP by independent certified public accountants of recognized standing acceptable to Bank in the reasonable exercise of its discretion (the “Accountants”) with respect to which such Accountants shall deliver their unqualified opinion.

9.2                                 Projections and Cash Flow.  As soon as available and in any event within ninety (90) days prior to the end of each fiscal year of Borrowers, projections and cash flows on a month-by-month consolidated and consolidating basis for the next succeeding twelve (12) months, prepared by the chief financial officer of each Borrower.   Borrowers have furnished to Bank initial projections dated as of the date hereof and attached hereto as Schedule 9.2 containing the information required by this Section 9.2.  Borrowers represent and covenant that (a) the initial projections attached hereto have been and all projections required by this Section 9.2 shall be prepared by the chief financial officer of each Borrower and represent, and in the future shall represent, the best available good faith estimate of Borrowers regarding the course of each

Borrower’s business for the periods covered thereby; (b) the assumptions set forth in the initial projections are and the assumptions set forth in the future projections delivered hereafter shall be reasonable and realistic based on then current economic conditions; (c) Borrowers know of no reason why Borrowers should not be able to achieve the performance levels set forth in the initial projections and Borrowers shall have no knowledge at the time of delivery of future projections of any reason why Borrowers shall not be able to meet the performance levels set forth in said projections; and (d) Borrowers have sufficient capital as may be required for their ongoing business and to pay their existing and anticipated debts as they mature.

9.3                                 Quarterly Statements.  As soon as available and in any event within thirty (30) days after the end of each calendar quarter the consolidated and consolidating statement of cash flow of Borrowers and their Subsidiaries for such quarter setting forth in comparative form the corresponding figures as at the end of the corresponding quarter of the previous fiscal year (if applicable) and the projected figures based upon the projections required under Section 9.2, all in reasonable detail, subject to year-end adjustments, and certified by the chief financial officer of each Borrower to be accurate and to have been prepared in accordance with GAAP.

9.4                                 Monthly Statements.  As soon as available and in any event within thirty (30) days after the end of each calendar month:

(a)                                  the consolidated and consolidating income and retained earnings statements of Borrowers and their Subsidiaries for such month, and

(b)                                 the consolidated and consolidating balance sheet of Borrowers and their Subsidiaries as of the end of such month,

setting forth in comparative form the corresponding figures as at the end of the corresponding month of the previous fiscal year (if applicable) and the projected figures based upon the projections required under Section 9.2, all in reasonable detail, subject to year-end adjustments, and certified by the chief financial officer of each Borrower to be accurate and to have been prepared in accordance with GAAP.

9.5                                 Accounts Receivable and Accounts Payable Statements.  As soon as available and in any event within fifteen (15) days after the end of each calendar month, a schedule of each Borrower’s accounts receivable and accounts payable, identifying all Eligible Receivables, and the aging thereof by open invoice of each customer of each Borrower, all certified as to accuracy by the chief financial officer of each Borrower.  Borrowers will also provide Bank with all information requested by Bank with respect to any account debtor.

9.6                                 Inventory Certifications.  As soon as available and in any event within fifteen (15) days after the end of each calendar month, a report in form satisfactory to Bank of the level of each Borrower’s inventory, with such details as may be requested by Bank including identification of all Eligible Inventory, all certified as to accuracy by the chief financial officer of each Borrower.

9.7                                 Borrowing Base Certifications and Related Documents.  At least once every seven (7) days, as a condition of each Advance under the Line and otherwise as requested by Bank, a borrowing base certificate in the form of Exhibit “C” attached hereto, together with such additional information as may be requested by Bank, certified as to accuracy by the chief financial officer of each Borrower.

9.8                                 Audit Reports.  Promptly upon receipt thereof, one copy of each other report submitted to any Borrower by independent accountants, including management letters, “comment” letters, in connection with any annual, interim or special audit report made by them of the books of Borrowers.

9.9                                 Compliance Certificates.  With the monthly statements delivered pursuant to Section 9.4 above for the last month of each fiscal quarter of Borrower, a certificate of the chief financial officer of each Borrower:  (a) stating that Borrowers have observed, performed and complied with each and every undertaking contained herein, (b) setting forth the information and computations (in sufficient detail) required in order to establish whether Borrowers were operating in compliance with the financial covenants in Section 8 of this Agreement, (c) with respect to the certificate delivered for the last fiscal quarter of Borrower, a calculation of Excess Cash Flow for the fiscal year of Borrower then ended  and (d) certifying that as of the date of such certification, there does not exist any Default or Event of Default.  Such certificate will be in the form of Exhibit “D” attached hereto.

9.10                           Borrower Tax Returns.  Within the period provided in Section 9.1, a copy of each Borrower’s annual tax returns for the immediately preceding fiscal year.

9.11                           Guarantor’s Annual Statements.  Within thirty (30) days after the end of each calendar year, financial statements of Guarantor, in a form reasonably satisfactory to Bank certified by such Guarantor to be accurate in all respects and within thirty (30) days after filing, a copy of the annual federal tax returns of Guarantor, certified by Guarantor to be accurate and complete.

9.12                           Requested Information.  With reasonable promptness, all such other data and information (including, without limitation, updated customer address lists and contact information) in form and content satisfactory to Bank in respect of the condition, operation and affairs of Borrowers, or Guarantors as Bank may reasonably request from time to time.

10.                                 ENVIRONMENTAL REPRESENTATIONS AND COVENANTS.

10.1                           Representations.  Each Borrower represents to Bank as follows:  (a) the Environmental Affiliates are in compliance with all Environmental Requirements and such Borrower has no knowledge of any circumstances which may prevent or interfere with such compliance in the future; (b) the Environmental Affiliates have all licenses, permits, approvals and authorizations required under applicable Environmental Requirements; (c) there are no pending or threatened claims against any of the Environmental Affiliates or any of their assets related to the failure to comply with any Environmental Requirements, or any facts or circumstances which could give rise to such a claim; (d) no facility or property now or previously owned, operated or leased by any Environmental Affiliate is an Environmental Cleanup Site; (e) no Environmental Affiliate has treated, stored, transported, handled or disposed of Special Materials at or adjacent to any Environmental Cleanup Site; (f) there are no liens or claims for cost reimbursement outstanding or threatened against any Environmental Affiliate or any of their assets, or any facts or circumstances which could give rise to such a lien or claim; and (g) there are no facts or circumstances which, under the provisions of any

Environmental Requirements, could restrict the use, occupancy or transferability of any of the Collateral or any of the facilities owned, leased or operated by any Environmental Affiliate.

10.2                           Real Property.  Each Borrower represents and warrants to Bank that there are no Special Materials presently located on or, to the best of its knowledge, near any real property owned, leased or operated by any Environmental Affiliate (collectively, “Real Property”) except for Special Materials which are and have at all times been treated, stored, transported, handled and disposed of in compliance with all Environmental Requirements.  Each Borrower represents to Bank that the Real Property is not now being used nor, to the best of its knowledge, has it ever been used in the past for activities involving Special Materials, including but not limited to the use, generation, collection, storage, treatment, or disposal of any Special Materials except for Special Materials which are and have at all times been treated, stored, transported, handled and disposed of in compliance with all Environmental Requirements.  Without limiting the generality of the foregoing, the Real Property is not being used nor, to the best of each Borrower’s knowledge, has it ever been used in the past for a landfill, surface impoundment or other area for the treatment, storage or disposal of solid waste (including solid waste such as sludge).

10.3                           Covenant Regarding Compliance.  Each Borrower shall take or cause all Environmental Affiliates to take, at Borrowers’ and such Environmental Affiliate’s sole expense, such actions as may be necessary to comply with all Environmental Requirements, as hereinafter defined.  If any Environmental Affiliate shall fail to take such action, Bank may make advances or payments towards performance or satisfaction of the same but shall be under no obligation to do so.  All sums so advanced or paid, including all sums advanced or paid by Bank in connection with any judicial or administrative investigation or proceeding relating thereto, including, without limitation, attorney’s fees, fines, or other penalty payments, shall be at once repayable by Borrowers and all sums so advanced or paid shall become a part of the Bank Indebtedness.

The Environmental Affiliates will maintain all licenses, permits, approvals and authorizations required under applicable Environmental Requirements.  In connection with off-site treatment, storage, handling, transportation or disposal of Special Materials, the Environmental Affiliates will conduct such activities only at facilities and with carriers who operate in compliance with all Environmental Requirements and will obtain certificates of compliance or disposal from all contractors retained in connection with such activities.

10.4                           Notices.  In the event any Borrower becomes aware of any past, present or future facts or circumstances which have given rise or could give rise to a claim against any Environmental Affiliate related to a failure to comply with any Environmental Requirements, such Borrower will promptly give Bank notice thereof, together with a written statement of an officer of such Borrower setting forth the details thereof and the action with respect thereto taken or proposed to be taken by the Environmental Affiliates.

10.5                           Indemnity.  Each Borrower agrees to indemnify, defend and hold harmless Bank, its parents, subsidiaries, successors and assigns, and any officer, director, shareholder, employee, Affiliate or agent of Bank, for all loss, liability, damage, cost and expenses, including, without limitation, attorney’s fees and disbursements (including the reasonable allocated cost of in-house counsel and staff) arising from or related to (a) the release of any Special Materials at any facility at any time owned, leased or operated by any Borrower or any Environmental Affiliate, (b) the release of any Special Materials treated, stored, transported, handled, generated or disposed of by or on behalf of any Borrower or any Environmental Affiliate at any third party owned site, (c) any claim against any Borrower or any Environmental Affiliate that they have failed to comply with all Environmental Requirements, and (d) the breach by any Borrower of any representation or covenant in this Section 10.

10.6                           Testing.  Bank shall have the right from time to time to designate such persons (“Environmental Consultants”) as Bank may select to visit, inspect, examine and test all properties owned, leased or operated by and all products and wastes generated, treated, stored, transported, handled or disposed of by or on behalf of any Environmental Affiliate, for the purpose of investigating compliance with Environmental Requirements, any actual or potential claims related thereto, and any condition which could result in potential liability, cost or expenses to the Bank.  Each Borrower will permit, and will cause all Environmental Affiliates to permit, such Environmental Consultants to have access to all of such properties, products and wastes and all books, records and reports related to compliance by the Environmental Affiliates with all Environmental Requirements.  Each Borrower will supply, and will cause all Environmental Affiliates to supply, Bank or the Environmental Consultants with all information, records, correspondence, audits, reviews and materials related to compliance by the Environmental Affiliates with all Environmental Requirements and will make available to Bank or the Environmental Consultants appropriate personnel employed by or consultants retained by the Environmental Affiliates having knowledge of such matters.

Provided that an Event of Default has occurred, or the Bank has a good faith belief that any Environmental Affiliate has failed to comply with any Environmental Requirements, the cost of such tests, examinations and inspections shall be borne by Borrower and in the event Bank pays such costs, such sums shall be at once repayable by Borrower and all sums so advanced or paid by Bank shall become part of the Bank Indebtedness.  Notwithstanding the foregoing, the Bank shall have no obligation to perform any tests, examinations or inspections or to monitor the Environmental Affiliates’ compliance with all Environmental Requirements.

10.7                           Survival.  The representations and covenants of Borrowers contained in this Section 10, including without limitation the indemnification obligation of Borrowers, shall survive the occurrence of any event whatsoever, including the payment of the Bank Indebtedness or any investigation by or knowledge of Bank.

11.                                 CONDITIONS OF CLOSING.  The obligation of Bank to make available the Loans is subject to the performance by Borrowers of all of their agreements to be performed hereunder and to the following further conditions (any of which may be waived by Bank):

11.1                           Loan Documents.  Borrowers, Guarantors and all other required persons will have executed and delivered to Bank the Loan Documents.

11.2                           Representations and Warranties.  All representations and warranties of each Borrower and each Guarantor set forth in the Loan Documents will be true at and as of the date hereof.

11.3                           No Default.  No condition or event shall exist or have occurred which would constitute a Default or Event of Default hereunder.

11.4                           Proceedings and Documents.  All proceedings taken by each Borrower in connection with the transactions contemplated by this Agreement and all documents incident to such transactions shall be satisfactory in form and substance to Bank and Bank’s counsel, and Bank shall have received all documents or other evidence which it reasonably may request in connection with such proceedings and transactions.  Each Borrower shall have delivered to Bank a certificate, in form and substance satisfactory to Bank, dated the date hereof and signed on behalf of such Borrower or by an officer of such Borrower, certifying (a) true copies of the organizational and governing documents of such Borrower in effect on such date, (b) true copies of all corporate or limited liability company actions taken by such Borrower relative to the Loan Documents, and (c) the names, true signatures and incumbency of the officers of such Borrower authorized to execute and deliver this Agreement and the other Loan Documents.  Bank may conclusively rely on such certificate unless and until a later certificate revising the prior certificate has been received by Bank.

11.5                           Waiver Agreements.  Bank shall have received a Waiver Agreement, satisfactory in form and substance to Bank, from each landlord and warehouseman for each location leased by any Borrower or at which any Borrower warehouses inventory.  Additionally, Bank shall have received such letter agreements as Bank  in its sole discretion may require from any processor, consignee, bailee or any other third party which at any time has possession of any of the Collateral.

11.6                           Delivery of Other Documents.  The following documents shall have been delivered by or on behalf of Borrowers to Bank:

(a)                                  Good Standing and Tax Lien Certificates.  A good standing certificate from the state of organization of each Borrower certifying to the good standing and status of such Borrower, good standing/foreign qualification certificates from all other jurisdictions in which such Borrower is required to be qualified to do business, and tax lien certificates for such Borrower from each jurisdiction in which such Borrower is required to be qualified to do business.

(b)                                 Authorization Documents.  Evidence of authorization of each Borrower’s execution and full performance of this Agreement, the Loan Documents and all other documents and actions required hereunder.

(c)                                  Insurance.  Evidence of the insurance coverage required under Section 7.12.

(d)                                 Opinion of Counsel.  An opinion of counsel for Borrowers and Guarantors in form and content satisfactory to Bank.

(e)                                  Lien Search.  Copies of record searches on each Borrower and each Guarantor (including UCC searches and judgments, suits, tax and other lien searches) acceptable to Bank.

(f)                                    No Material Adverse Change.  Evidence satisfactory to the Bank that no material adverse change has occurred with respect to any Borrower or Guarantor since the date of the most recent financial statements of such Person delivered to Bank.

(g)                                 Licenses and Approvals.  Copies of all licenses, approvals, consents, authorizations and filings of each Borrower, required or necessary for the operation by such Borrower of its business.

(h)                                 Other Documents.  Such other documents as may be required to be submitted to Bank by the terms hereof or of any Loan Document.

11.7                           Undrawn Availability.  Borrowers shall have Undrawn Availability of at least One Million Dollars ($1,000,000.00).

11.8                           Non-Waiver of Rights.  By completing the closing hereunder, or by making Advances hereunder, Bank does not thereby waive a breach of any warranty or representation made by any Borrower or Guarantor hereunder or any agreement, document, or instrument delivered to Bank or otherwise referred to herein, and any claims and rights of Bank resulting from any breach or misrepresentation by any Borrower or Guarantor are specifically reserved by Bank.

12.                                 CERTAIN CONDITIONS TO SUBSEQUENT ADVANCES.  Subsequent Advances shall be conditioned upon the following conditions and each request by Borrowers for an Advance shall constitute a representation by Borrowers to Bank that each condition has been met or satisfied:

12.1                           Representations and Warranties.  All representations and warranties of Borrowers or Guarantors contained herein or in the Loan Documents shall be true at and as of the date of such Advance as if made on such date, and each request for an Advance shall constitute reaffirmation by Borrowers or Guarantors, as applicable, that such representations and warranties are then true.

12.2                           No Default.  No condition or event shall exist or have occurred at or as of the date of such Advance which would constitute a Default or Event of Default hereunder.

12.3                           Other Requirements.  Bank shall have received all certificates, authorizations, affidavits, schedules and other documents which are provided for hereunder or under the Loan Documents, or which Bank may reasonably request.

13.                                 DEFAULT AND REMEDIES.

13.1                           Events of Default.  The occurrence of any one or more of the following events shall constitute an Event or Events of Default hereunder:

(a)                                  The failure of any Borrower to pay any amount of principal or interest on any of the Notes, or any fee or other sums payable hereunder, or any other Bank Indebtedness on the date on which such payment is due, whether on demand, at the stated maturity or due date thereof, or by reason of any requirement for the prepayment thereof, by acceleration or otherwise;

(b)                                 The failure of any Borrower to duly perform or observe any obligation, covenant or agreement on its part contained herein or in any other Loan Document not otherwise specifically constituting an Event of Default under this Section 13.1 and such failure continues unremedied for a period of fifteen (15) days after the earlier of (i) notice from Bank to

Borrowers of the existence of such failure, or (ii) any officer or principal of any Borrower knows of the existence of such failure, provided that, in the event such failure is incapable of remedy, consists of a default of any of the covenants contained in Sections 8 or 9.7  hereof or was willfully caused or permitted by any Borrower, Borrowers shall not be entitled to any notice or grace hereunder;

(c)                                  The failure of any Borrower to duly perform or observe any obligation, covenant or agreement on its part contained in Section 9.1, 9.3, 9.4, 9.5 or 9.6 of the Loan Agreement and such failure continues unremedied for a period of five (5) days.

(d)                                 The failure of any Borrower or any Guarantor to pay or perform any other obligation to Bank under any other agreement or note or otherwise arising, whether or not related to this Agreement, after the expiration of any notice and/or grace periods permitted in such documents;

(e)                                  The adjudication of any Borrower or any Guarantor as a bankrupt or insolvent, or the entry of an Order for Relief against any Borrower or any Guarantor or the entry of an order appointing a receiver or trustee for any Borrower or any Guarantor or any of its respective property or approving a petition seeking reorganization or other similar relief under the bankruptcy or other similar laws of the United States or any state or any other competent jurisdiction;

(f)                                    A proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law is filed by or against any Borrower or any Guarantor or any Borrower or any Guarantor makes an assignment for the benefit of creditors, or any Borrower or any Guarantor takes any action to authorize any of the foregoing;

(g)                                 The suspension of the operation of any Borrower’s present business, any Borrower or any Guarantor becoming unable to meet its debts as they mature or the admission in writing by any Borrower or any Guarantor to such effect, or any Borrower or any Guarantor calling any meeting of all or any material portion of its creditors for the purpose of debt restructure;

(h)                                 The indictment or threatened indictment of any Borrower under any criminal statute, provided the penalties available under such statute include forfeiture of any property of Borrower, or the commencement or threatened commencement of criminal or civil proceedings against any Borrower pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any property of any Borrower, or any Borrower engages or participates in any “check kiting” activity regardless of whether a criminal investigation has been commenced.

(i)                                     All or any part of the Collateral or the assets of any Borrower or any Guarantor are attached, seized, subjected to a writ or distress warrant, or levied upon, or come within the possession or control of any receiver, trustee, custodian or assignee for the benefit of creditors;

(j)                                     The entry of a final judgment against any Borrower for the payment of money which exceeds Fifty Thousand Dollars ($50,000.00), individually or when aggregated with all other judgments against Borrowers, which, within ten (10) days after such entry, shall not have been discharged or execution thereof stayed pending appeal or shall not have been discharged within five (5) days after the expiration of any such stay;

(k)                                  Any representation or warranty of any Borrower in any of the Loan Documents is discovered to be untrue in any material respect or any statement, certificate or data furnished by any Borrower pursuant hereto is discovered to be untrue in any material respect as of the date as of which the facts therein set forth are stated or certified;

(l)                                     Any Borrower voluntarily or involuntarily dissolves or is dissolved, terminates, or is terminated or any Guarantor dies;

(m)                               Any Borrower is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency, the effect of which order restricts such Borrower from conducting all any material part of its business;

(n)                                 A breach by any Borrower occurs under any material agreement, document or instrument, whether heretofore, now or hereafter existing between any Borrower and any other Person;

(o)                                 An event or condition occurs or fails to occur which has a Material Adverse Effect;

(p)                                 The Collateral or the prospects of the payment of the Bank Indebtedness is jeopardized or impaired or Bank otherwise deems itself insecure with respect to any Borrower’s ability to pay the Bank Indebtedness or otherwise perform hereunder;

(q)                                 Any material uninsured damage to, or loss, theft, or destruction of, any of the Collateral occurs;

(r)                                    Any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty loss occurs resulting in the cessation or substantial curtailment of production or other revenue producing activities at any facility of any Borrower for more than thirty (30) consecutive days;

(s)                                  The loss, suspension, revocation or failure to renew any license or permit now held or hereafter acquired by any Borrower, which loss, suspension, revocation or failure to renew might have a material adverse effect on the business profits, assets or financial condition of such Borrower;

(t)                                    Any change in the ownership of any Borrower as described on Schedule 6.3, any issuance of equity interests, debentures, warrants or other securities of any Borrower or any pledge of the any equity interests of any Borrower;

(u)                                 Any projection delivered to Bank pursuant hereto indicates that an Event of Default will occur;

(v)                                 Any breach by any Borrower or any creditor of its obligations under any subordination agreement now or hereafter executed in favor of Bank;

(w)                               The occurrence of an Event of Default under any of the other Loan Documents; or

(x)                                   The validity or enforceability of this Agreement, or any of the Loan Documents, is contested by any Borrower or any Guarantor or any equity holder of any Borrower, or any Borrower or any Guarantor denies that it has any or any further liability or obligation hereunder or thereunder.

13.2                           Remedies.  At the option of the Bank, upon the occurrence of an Event of Default, or at any time thereafter:

(a)                                  The entire unpaid principal of the Loans, all other Bank Indebtedness, or any part thereof, all interest accrued thereon, all fees due hereunder and all other obligations of any Borrower to Bank hereunder or under any other agreement, note or otherwise arising will become immediately due and payable without any further demand or notice;

(b)                                 The Line will immediately terminate and Borrowers will receive no further extensions of credit thereunder;

(c)                                  Bank may increase the interest rate on the Loans to the applicable default rate set forth herein, without notice;

(d)                                 Bank may reduce availability for advances under the formula in the Borrowing Base Amount, reduce the Maximum Line Amount or require additional reserves without notice;

(e)                                  Bank may enter any premises occupied by any Borrower and take possession of the Collateral and any records relating thereto; and/or

(f)                                    Bank may exercise each and every right and remedy granted to it under the Loan Documents, under the Uniform Commercial Code and under any other applicable law or at equity.

If an Event of Default occurs under Section 13.1(e) or (f), all Bank Indebtedness shall become immediately due and payable.

13.3                           Sale or Other Disposition of Collateral.  The sale, lease or other disposition of the Collateral, or any part thereof, by Bank after an Event of Default may be for cash, credit or any combination thereof, and Bank may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set-off the amount of such purchase price against the Bank Indebtedness then owing.  Any sales of the Collateral may be adjourned from time to time with or without notice.  The Bank may cause the Collateral to remain on any Borrower’s premises or otherwise or to be removed and stored at premises owned by other persons, at Borrowers’ expense, pending sale or other disposition of the Collateral.  Borrowers, at Bank’s request, shall assemble the Collateral consisting of inventory and tangible assets and make such assets available to Bank at a place to be designated by Bank.  Bank shall have the right to conduct such sales on any Borrower’s premises, at Borrowers’ expense, or elsewhere, on such occasion or occasions as Bank may see fit.  Any notice required to be given by Bank of a sale, lease or other disposition or other intended action by Bank with respect to any of the Collateral which is deposited in the United States mail, postage prepaid and duly addressed to Borrowers at the address specified in Section 14.1 below, at least five (5) business days prior to such proposed action, shall constitute fair and reasonable notice to Borrowers of any such action.  The net proceeds realized by Bank upon any such sale or other disposition, after deduction for the expenses of retaking, holding, storing, transporting, preparing for sale, selling or otherwise disposing of the Collateral incurred by Bank in connection therewith and all other costs and expenses related thereto including attorney fees, shall be applied in such order as Bank, in its sole discretion, elects, toward satisfaction of the Bank Indebtedness.  Bank shall account to Borrowers for any surplus realized upon such sale or other disposition, and Borrowers shall remain liable for any deficiency.  The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect Bank’s security interest in the Collateral.  Borrowers agree that Bank has no obligation to preserve rights to the Collateral against any other parties.  Bank is hereby granted a license or other right to use, after an Event of Default, without charge, each Borrower’s labels, general intangibles, intellectual property, equipment, real estate, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any inventory or other Collateral and each Borrower’s rights under all contracts, licenses, approvals, permits, leases and franchise agreements shall inure to Bank’s benefit.  Bank shall be under no obligation to marshal any assets in favor of Borrowers or any other party or against or in payment of any or all of the Bank Indebtedness.

13.4                           Actions with Respect to Accounts.  Each Borrower hereby irrevocably makes, constitutes and appoints Bank (and any of Bank’s designated officers, employees or agents) as its true and lawful attorney-in-fact, with full power of substitution, with power to sign its name and to take any of the following actions, in its name or the name of Bank, as Bank may determine, without notice to Borrowers and at Borrowers’ expense:

(a)                                  Verify the validity and amount of or any other matter relating to the Collateral by mail, telephone, telecopy or otherwise;

(b)                                 After the occurrence of an Event of Default, notify all account debtors that such Borrower’s accounts have been assigned to Bank and that Bank has a security interest therein;

(c)                                  After the occurrence of an Event of Default, direct all account debtors to make payment of all such Borrower’s accounts directly to Bank and forward invoices directly to such account debtors;

(d)                                 After the occurrence of an Event of Default, take control in any manner of any cash or non-cash items of payment or proceeds of such accounts;

(e)                                  After the occurrence of an Event of Default, notify the United States Postal Service to change the address for delivery of mail addressed to such Borrower to such address as Bank may designate;

(f)                                    After the occurrence of an Event of Default, have access to any lockbox or postal boxes into which such Borrower’s mail is deposited and receive, open and dispose of all mail addressed to such Borrower (any sums received pursuant to the exercise of the rights provided in Sections 13.4 (a) through (f) above may, at Bank’s option, be deposited in the cash collateral account provided for herein);

(g)                                 After the occurrence of an Event of Default, take control in any manner of any rejected, returned, stopped in transit or repossessed goods relating to any accounts;

(h)                                 After the occurrence of an Event of Default, enforce payment of and collect any accounts, by legal proceedings or otherwise, and for such purpose Bank may:

(1)                                  Demand payment of any accounts or direct any account debtors to make payment of accounts directly to Bank;
(2)                                  Receive and collect all monies due or to become due to such Borrower;
(3)                                  Exercise all of such Borrower’s rights and remedies with respect to the collection of accounts;
(4)                                  Settle, adjust, compromise, extend, renew, discharge or release the accounts;
(5)                                  Sell or assign the accounts on such terms, for such amount and at such times as Bank deems advisable;
(6)                                  Prepare, file and sign such Borrower’s name or names on any Proof of Claim or similar document in any proceeding filed under federal or state bankruptcy, insolvency, reorganization or other similar law as to any account debtor;
(7)                                  Prepare, file and sign such Borrower’s name or names on any Notice of Lien, Claim of Mechanic’s Lien, Assignment or Satisfaction of Lien or Mechanic’s Lien or similar document in connection with the Collateral;
(8)                                  Endorse the name of such Borrower upon any chattel papers, documents, instruments, invoices, freight bills, bills of lading or similar documents or agreements relating to the accounts or goods pertaining thereto or upon any checks or other media of payment or evidences of a security interest that may come into Bank’s possession;
(9)                                  Sign the name of such Borrower to verifications of accounts and notices thereof sent by account debtors to such Borrower; or
(10)                            Take all other actions necessary or desirable to protect such Borrower’s or Bank’s interest in the accounts.

Borrowers ratify and approve all acts of said attorneys and agrees that said attorneys shall not be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law, except willful misconduct.  This power, being coupled with an interest, is irrevocable.  Each Borrower agrees to assist the Bank in the collection and enforcement of its accounts and not to hinder, delay or impede the Bank in its collection or enforcement of said accounts.

13.5                           Set-Off.  Without limiting the rights of Bank under applicable law, Bank has and may exercise a right of set-off, a lien against and a security interest in all property of each

Borrower now or at any time in Bank’s possession in any capacity whatsoever, including but not limited to any balance of any deposit, trust or agency account, or any other bank account with Bank, as security for all Bank Indebtedness.  At any time and from time to time following the occurrence of an Event of Default, or an event which with the giving of notice or passage of time or both would constitute an Event of Default, Bank may without notice or demand, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank to or for the credit of any Borrower against any or all of the Bank Indebtedness and the Borrowers’ obligations under the Loan Documents.

13.6                           Turnover of Property Held by Bank.  Each Borrower irrevocably authorizes any Affiliate of Bank, upon and following the occurrence of an Event of Default, at the request of Bank and without further notice, to turnover to Bank any property of such Borrower held by such Affiliate, including without limitation, funds and securities for such Borrower’s account and to debit, for the benefit of Bank, any deposit account maintained by such Borrower with such Affiliate (even if such deposit account is not then due or there results a loss or reduction of interest or the imposition of a penalty in accordance with law applicable to the early withdrawal of time deposits), in the amount requested by Bank up to the amount of the Bank Indebtedness, and to pay or transfer such amount or property to Bank for application to the Bank Indebtedness.

13.7                           Delay or Omission Not Waiver.  Neither the failure nor any delay on the part of Bank to exercise any right, remedy, power or privilege under the Loan Documents upon the occurrence of any Event of Default or otherwise shall operate as a waiver thereof or impair any such right, remedy, power or privilege.  No waiver of any Event of Default shall affect any later Event of Default or shall impair any rights of Bank.  No single, partial or full exercise of any rights, remedies, powers and privileges by the Bank shall preclude further or other exercise thereof.  No course of dealing between Bank and any Borrower shall operate as or be deemed to constitute a waiver of Bank’s rights under the Loan Documents or affect the duties or obligations of Borrowers.

13.8                           Remedies Cumulative; Consents.  The rights, remedies, powers and privileges provided for herein shall not be deemed exclusive, but shall be cumulative and shall be in addition to all other rights, remedies, powers and privileges in Bank’s favor at law or in equity.  Whenever Bank’s consent or approval is required, such consent or approval shall be at the sole and absolute discretion of Bank.

13.9                           Certain Fees, Costs, Expenses, Expenditures and Indemnification.  Borrowers agree to pay on demand all costs and expenses of Bank, including without limitation:

(a)                                  all costs and expenses in connection with the preparation, review, negotiation, execution, delivery and administration of the Loan Documents, and the other documents to be delivered in connection therewith, or any amendments, extensions and increases to any of the foregoing (including, without limitation, attorney’s fees and expenses, and the cost of appraisals and reappraisals of Collateral), and the cost of periodic lien searches and tax clearance certificates, as Bank deems advisable;

(b)                                 all losses, costs and expenses in connection with the enforcement, protection and preservation of the Bank’s rights or remedies under the Loan Documents, or any other agreement relating to any Bank Indebtedness, or in connection with legal advice relating to the rights or responsibilities of Bank (including without limitation court costs, attorney’s fees and expenses of accountants and appraisers); and

(c)                                  any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and all liabilities to which Bank may become subject as the result of delay in paying or omission to pay such taxes.

In the event any Borrower shall fail to pay taxes, insurance, assessments, costs or expenses which it is required to pay hereunder, or fails to keep the Collateral free from security interests or liens (except as expressly permitted herein), or fails to maintain or repair the Collateral as required hereby, or otherwise breaches any obligations under the Loan Documents, Bank in its discretion, may make expenditures for such purposes and the amount so expended (including attorney’s fees and expenses, filing fees and other charges) shall be payable by Borrowers on demand and shall constitute part of the Bank Indebtedness.

With respect to any amount required to be paid by Borrowers under this Section, in the event Borrower fails to pay such amount on demand, Borrowers shall also pay to Bank interest thereon at the highest default rate set forth herein.

Borrowers agrees to indemnify and hold harmless, Bank and Bank’s officers, directors, shareholders, employees and agents, from and against any and all claims, liabilities, losses, damages, costs and expenses (whether or not such Person is a party to any litigation), including attorney’s fees and costs and costs of investigation, document production, attendance at depositions or other discovery with respect to or arising out of this Agreement or any of the other Loan Documents, the use of any proceeds advanced hereunder, the transactions contemplated hereunder, or any claim, demand, action or cause of action being asserted against any Borrower or any of its Affiliates.

Borrowers’ obligations under this Section shall survive termination of this Agreement and repayment of the Bank Indebtedness.

13.10                     Time is of the Essence.  Time is of the essence in Borrowers’ performance of its obligations under the Loan Documents.

13.11                     Acknowledgement of Confession of Judgment Provisions.  EACH BORROWER ACKNOWLEDGES AND AGREES THAT THE NOTES AND THE LOAN DOCUMENTS CONTAIN PROVISIONS WHEREBY BANK MAY ENTER JUDGMENT BY CONFESSION AGAINST SUCH BORROWER. BEING FULLY AWARE OF ITS RIGHTS TO PRIOR NOTICE AND HEARING ON THE QUESTION OF THE VALIDITY OF ANY CLAIMS THAT MAY BE ASSERTED AGAINST IT BY BANK UNDER THE NOTES AND LOAN DOCUMENTS BEFORE JUDGMENT CAN BE ENTERED, EACH BORROWER HEREBY WAIVES THESE RIGHTS AND AGREES AND CONSENTS TO BANK ENTERING JUDGMENT AGAINST BORROWER BY CONFESSION.  ANY PROVISION IN A CONFESSION OF JUDGMENT IN ANY OF THE LOAN DOCUMENTS FOR AN ATTORNEY’S COLLECTION COMMISSION SHALL IN NO WAY LIMIT BORROWERS’ LIABILITY TO REIMBURSE BANK FOR ALL LEGAL FEES ACTUALLY INCURRED BY BANK, EVEN IF SUCH FEES ARE IN EXCESS OF THE ATTORNEY’S COLLECTION COMMISSION PROVIDED FOR IN SUCH CONFESSION OF JUDGMENT.

14.                                 COMMUNICATIONS AND NOTICES.

14.1                           Communications and Notices.  All notices, requests and other communications made or given in connection with the Loan Documents shall be in writing and, unless receipt is stated herein to be required, shall be deemed to have been validly given if delivered personally to the individual or division or department to whose attention notices to a party are to be addressed, or by private carrier, or registered or certified mail, return receipt requested, or by telecopy with the original forwarded by first-class mail, in all cases, with charges prepaid, addressed as follows, until some other address (or individual or division or department for attention) shall have been designated by notice given by one party to the other:

To Borrowers:

Infologix, Inc.
Opt Acquisition, LLC
Embedded Technologies, LLC
Attention: Cosmo DeNicola, Chief Executive Officer
101 E. County Line Road, Suite 210
Hatboro, PA 19040
Telecopy No.:  (215) 604-0695

With a copy to:

Albert A. Ciardi Jr.

One Commerce Square, Suite 2020

2005 Market Street

Philadelphia, PA 19103

Cosmo DeNicola

To Bank:

Sovereign Bank
ABL/Specialty Lending
Centre Square West, 25th Floor
1500 Market Street
Philadelphia, PA 19102
Attention: Steven G. Fahringer, AVP
Telecopy No.: (215) 568-9587

With a copy to:

Wolf, Block, Schorr and Solis-Cohen LLP
1650 Arch Street, 22nd Floor
Philadelphia, PA  19103-2087

Attention:  Richard Zucker
Telecopy Number:  (215) 405-3908

15.                                 WAIVERS.

15.1                           Waivers.  In connection with any proceedings under the Loan Documents, including without limitation any action by Bank in replevin, foreclosure or other court process or in connection with any other action related to the Loan Documents or the transactions contemplated hereunder, Borrowers waive:

(a)                                  all errors, defects and imperfections in such proceedings;

(b)                                  all benefits under any present or future laws exempting any property, real or personal, or any part of any proceeds thereof from attachment, levy or sale under execution, or providing for any stay of execution to be issued on any judgment recovered under any of the Loan Documents or in any replevin or foreclosure proceeding, or otherwise providing for any valuation, appraisal or exemption;

(c)                                  presentment for payment, demand, notice of demand, notice of non-payment, protest and notice of protest of any of the Loan Documents, including the Notes;

(d)                                  any requirement for bonds, security or sureties required by statute, court rule or otherwise;

(e)                                  any demand for possession of Collateral prior to commencement of any suit; and

(f)                                    all rights to claim or recover attorney’s fees and costs in the event that a Borrower is successful in any action to remove, suspend or prevent the enforcement of a judgment entered by confession.

15.2                           Forbearance.  Bank may release, compromise, forbear with respect to, waive, suspend, extend or renew any of the terms of the Loan Documents, without notice to any Borrower.

15.3                           Limitation on Liability.  Borrowers shall be responsible for and Bank is hereby released from any claim or liability in connection with:

(a)                                  Safekeeping any Collateral;

(b)                                 Any loss or damage to any Collateral;

(c)                                  Any diminution in value of the Collateral; or

(d)                                 Any act or default of another Person.

Bank shall only be liable for any act or omission on its part constituting willful misconduct.  In the event that Bank breaches its required standard of conduct, Borrowers agree that its liability shall be only for direct damages suffered and shall not extend to consequential or incidental damages.  In the event any Borrower brings suit against Bank in connection with the transactions contemplated hereunder and Bank is found not to be liable, Borrowers will indemnify and hold Bank harmless from all costs and expenses, including attorney’s fees, incurred by Bank in connection with such suit.  This Agreement is not intended to obligate Bank to take any action with respect to the Collateral or to incur expenses or perform any obligation or duty of any Borrower.

16.                                 SUBMISSION TO JURISDICTION.

16.1                           Submission to Jurisdiction.  Each Borrower hereby consents to the exclusive jurisdiction of any state or federal court located within the Commonwealth of Pennsylvania, and irrevocably agrees that, subject to the Bank’s election, all actions or proceedings relating to the Loan Documents or the transactions contemplated hereunder shall be litigated in such courts, and each Borrower waives any objection which it may have based on lack of personal jurisdiction, improper venue or forum non conveniens to the conduct of any proceeding in any such court and waives personal service of any and all process upon it, and consents that all such service of process be made by mail or messenger directed to it at the address set forth in Section 14.1.  Nothing contained in this Section 16.1 shall affect the right of Bank to serve legal process in any other manner permitted by law or affect the right of Bank to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction.

17.                                 USA PATRIOT ACT PROVISIONS.

17.1                           USA Patriot Act Notice.  Bank hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow Bank to identify the Borrowers in accordance with the Patriot Act.

17.2                           Collateral Provisions.

(a)                                  Without in any way limiting the generality of Section 6 hereof, no (i) account, instrument, chattel paper or other obligation or property of any kind due from, owed by, or belonging to, a Sanctioned Person or (ii) lease in which the lessee is a Sanctioned Person, shall be Collateral.

(b)                                 Bank may reject or refuse to accept any Collateral for credit toward payment of the Lender Indebtedness that is an account, instrument, chattel paper, lease, or other obligation or property of any kind due from, owed by, or belonging to, a Sanctioned Person.

17.3                           OFAC Compliance.  None of any Borrower, any Subsidiary of any Borrower or any affiliate of any Borrower (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries.  The proceeds of the Loans will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

18.                               BORROWING AGENCY PROVISIONS.  Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower, and hereby authorizes Bank to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request.  Bank shall incur no liability to Borrowers as a result thereof.  To induce Bank to do so and in consideration thereof, each Borrower hereby indemnifies Bank and holds Bank harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Bank by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Bank on any request or instruction from Borrowing Agent or any other action taken by Bank with respect to this Section 18 except due to willful misconduct or gross negligence by the indemnified party.

All agreements, covenants, conditions and provisions of this Agreement shall be the joint and several obligation of each Borrower, and each Borrower shall make payment upon the maturity of the Bank Indebtedness by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by Bank to any Borrower, failure of Bank to give any Borrower notice of borrowing or any other notice, any failure of Bank to pursue or preserve its rights against any Borrower, the release by Bank of any Collateral now or hereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant hereto is unconditional and unaffected by prior recourse by Bank to the other Borrowers or any Collateral for such Borrower’s Bank Indebtedness or the lack thereof.  Each Borrower waives all suretyship defenses.

19.                                 MISCELLANEOUS.

19.1                           Brokers.  The transaction contemplated hereunder was brought about and entered into by Bank and Borrowers acting as principals and without any brokers, agents or finders being the effective procuring cause hereof.  Borrowers represent to Bank that no Borrower has committed Bank to the payment of any brokerage fee or commission in connection with this transaction.  If any such claim is made against Bank by any broker, finder or agent or any other Person, Borrowers agree to indemnify, defend and hold Bank harmless against any such claim, at Borrowers’ own cost and expense, including Bank’s attorneys’ fees.  Borrowers further agree that until any such claim or demand is adjudicated in Bank’s favor, the amount claimed and/or demanded shall be deemed part of the Bank Indebtedness secured by the Collateral.

19.2                           Use of Bank’s Name.  No Borrowers shall use Bank’s name or the name of any of Bank’s Affiliates in connection with any of its business or activities except as may otherwise be required by the rules and regulations of the Securities and Exchange Commission or any like regulatory body and except as may be required in its dealings with any governmental agency.

19.3                           No Joint Venture.  Nothing contained herein is intended to permit or authorize any Borrower to make any contract on behalf of Bank, nor shall this Agreement be construed as creating a partnership, joint venture or making Bank an investor in any Borrower.

19.4                           Survival.  All covenants, agreements, representations and warranties made by any Borrower in the Loan Documents or made by or on its behalf in connection with the transactions contemplated herein shall be true at all times this Agreement is in effect and shall survive the execution and delivery of the Loan Documents, any investigation at any time made by Bank or on its behalf and the making by Bank of the loans or advances to any Borrower.  All statements contained in any certificate, statement or other document delivered by or on behalf of any Borrower pursuant hereto or in connection with the transactions contemplated hereunder shall be deemed representations and warranties by such Borrower.

19.5                           No Assignment by Borrower.  No Borrower may assign any of its rights hereunder without the prior written consent of Bank, and Bank shall not be required to lend hereunder except to Borrowers as they presently exist.

19.6                           Assignment or Sale by Bank.  Bank may sell, assign or participate all or a portion of its interest in the Loan Documents and in connection therewith may make available to any prospective purchaser, assignee or participant any information relative to any Borrower in its possession.

19.7                           Binding Effect.  This Agreement and all rights and powers granted hereby will bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

19.8                           Severability.  The provisions of this Agreement and all other Loan Documents are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

19.9                           No Third Party Beneficiaries.  The rights and benefits of this Agreement and the Loan Documents shall not inure to the benefit of any third party.

19.10                     Modifications.  No modification of this Agreement or any of the Loan Documents shall be binding or enforceable unless in writing and signed by or on behalf of the party against whom enforcement is sought.

19.11                     Holidays.  If the day provided herein for the payment of any amount or the taking of any action falls on a Saturday, Sunday or public holiday at the place for payment or action, then the due date for such payment or action will be the next succeeding Business Day.

19.12                     Law Governing.  This Agreement has been made, executed and delivered in the Commonwealth of Pennsylvania and will be construed in accordance with and governed by the laws of such Commonwealth, without regard to conflict of law principles.

19.13                     Integration.  The Loan Documents shall be construed as integrated and complementary of each other, and as augmenting and not restricting Bank’s rights, powers, remedies and security.  The Loan Documents contain the entire understanding of the parties thereto with respect to the matters contained therein and supersede all prior agreements and understandings between the parties with respect to the subject matter thereof and do not require parol or extrinsic evidence in order to reflect the intent of the parties.  In the event of any inconsistency between the terms of this Agreement and the terms of the other Loan Documents, the terms of this Agreement shall prevail.

19.14                     Exhibits and Schedules.  All exhibits and schedules attached hereto are hereby made a part of this Agreement.

19.15                     Headings.  The headings of the Articles, Sections, paragraphs and clauses of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement.

19.16                     Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

19.17                     Waiver of Right to Trial by Jury.  BORROWERS AND BANK WAIVE ANY RIGHT TO TRIAL BY JURY ON ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER ANY OF THE LOAN DOCUMENTS OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF ANY BORROWER OR BANK WITH RESPECT TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.  BORROWERS AND BANK AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF BORROWERS AND BANK TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  BORROWERS ACKNOWLEDGE THAT THEY HAVE HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL REGARDING THIS SECTION, THAT THEY FULLY UNDERSTAND ITS TERMS, CONTENT AND EFFECT, AND THAT THEY VOLUNTARILY AND KNOWINGLY AGREE TO THE TERMS OF THIS SECTION.

19.18                     Marketing Release.  Borrowers hereby consent to the publication and other advertisement by Bank in various media of the transactions occurring under this Agreement.

19.19                     Credit Inquiries.  Borrowers hereby consent to Bank responding from time to time to credit inquiries regarding each of the Borrowers, after any Borrower has provided written authorization to Bank.

19.20                     Closing.  Closing hereunder will take place at the offices of Wolf, Block, Schorr and Solis-Cohen LLP, 1650 Arch Street, 22nd Floor, Philadelphia, PA  19103 effective on the date of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

INFO LOGIX INC.

By:	David T. Gulian
David Gulian, President

OPT ACQUISITION LLC

By:	David T. Gulian
David Gulian, President

EMBEDDED TECHNOLOGIES, LLC
By: INFO LOGIX INC., its sole Member

By:	David T. Gulian
David Gulian, President

SOVEREIGN BANK

By:	Steven Fahringer
Steven Fahringer, Vice President